Exhibit 2.1

ACQUISITION AGREEMENT

among:

GREAT AMERICAN GROUP, INC.,

a Delaware corporation;

DARWIN MERGER SUB I, INC.,

a Delaware corporation;

B. RILEY CAPITAL MARKETS, LLC,

 a Delaware limited liability company;

B. Riley AND Co. Inc.,

a Delaware corporation;

B. Riley & Co. Holdings, LLC,

a Delaware limited liability company;

RILEY INVESTMENT MANAGEMENT LLC,

 a Delaware limited liability company;

and

BRYANT RILEY,

an individual

___________________________

Dated as of May 19, 2014

(continued)

(continued)

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Schedules

Seller Disclosure Schedule

Parent Disclosure Schedule

Net Working Capital Calculation Schedule

Exhibits

Exhibit A – Form of Certificate of Merger

Exhibit B – Form of Second Certificate of Merger

Exhibit C – Form of Surviving Entity Certificate of Formation

Exhibit D – Form of Surviving Entity Limited Liability Company Agreement

Acquisition Agreement

THIS ACQUISITION AGREEMENT (“Agreement”) is made and entered into as of May 19, 2014, by and among: Great American Group, Inc., a Delaware corporation (“Parent”); Darwin Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”); B. Riley Capital Markets, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, “Merger Subs”); B. Riley and Co. Inc., a Delaware corporation (“BRC”); B. Riley & Co. Holdings, LLC, a Delaware limited liability company (“BRH”); Riley Investment Management LLC, a Delaware limited liability company (“RIM” and collectively with BRC and BRH, the “Seller Companies”); and Bryant Riley, an individual (“Seller” and collectively with the Seller Companies, the “Seller Group”).

Whereas, upon the terms of and subject to the conditions set forth in this Agreement and in accordance with applicable Law, the parties have agreed that (i) Merger Sub I shall merge with and into BRC (the “Merger”), and BRC will survive the Merger as a wholly owned subsidiary of Parent (“Surviving Entity I”), (ii) immediately following, and as part of the same plan with, the Merger, Surviving Entity I shall merge with and into Merger Sub II (the “Second Merger” and together with the Merger, the “Mergers”), and Merger Sub II will survive the Second Merger as a wholly owned subsidiary of Parent (“Surviving Entity”), (iii) as part of the same plan with the Merger and the Stock Sale, (A) Parent shall purchase all of the outstanding membership interests in BRH (the “BRH Securities Purchase”) and (B) Parent shall purchase all of the outstanding membership interests in RIM (the “RIM Securities Purchase”);

Whereas, the directors of BRC, the sole manager and member of BRH and the sole manager and member of RIM, have approved and declared advisable the Mergers, the BRH Securities Purchase and the RIM Securities Purchase, respectively, upon the terms and subject to the conditions set forth in this Agreement;

Whereas, the boards of directors of Parent and Merger Subs have determined that the Mergers, the BRH Securities Purchase and the RIM Securities Purchase are in the best interests of their respective stockholders and members and have approved and declared advisable the Merger, the Second Merger, the BRH Securities Purchase and the RIM Securities Purchase upon the terms and subject to the conditions set forth in this Agreement;

Whereas, for U.S. federal income Tax purposes, the parties intend that the Merger and the Second Merger shall be treated as an integrated transaction and shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code, and the parties intend, by executing this Agreement, that the Agreement constitute a plan of reorganization for purposes of Section 368(a) of the Code;

Whereas, for U.S. federal income Tax purposes, the parties intend that the BRH Securities Purchase and the RIM Securities Purchase, when viewed together with the Mergers and the Stock Sale, shall qualify as a contribution of property by Seller to Parent subject to Section 351(a) of the Code; and

Whereas, Parent, Merger Subs and the Seller Group desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein and to prescribe various conditions thereto.

Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER AND SECURITIES PURCHASES

Section 1.1          Merger of Merger Sub I into BRC; Merger of BRC into Merger Sub II.

(a)          The Mergers. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, Merger Sub I shall be merged with and into BRC, whereupon the separate corporate existence of Merger Sub I shall cease and BRC shall continue as Surviving Entity I and as a wholly-owned subsidiary of Parent. As soon as practicable after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and the DLCA, Surviving Entity I will be merged with and into Merger Sub II, and the separate existence of Surviving Entity I shall cease. Merger Sub II shall continue as Surviving Entity in the Second Merger and as a wholly-owned subsidiary of Parent.

(b)          First Closing. The closing of the Merger (the “First Closing”) shall take place as soon as practicable, but no later than two Business Days after the later of (i) the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE 6 applicable to the First Closing and (ii) (A) receipt of FINRA’s approval of the application by B. Riley & Co., LLC under FINRA Rule 1017 with respect to the transactions contemplated hereby (the “FINRA Approval”) or (B) if the FINRA Approval is not received before the date that is thirty-one (31) calendar days after the date of submission by B. Riley & Co., LLC of such application, such thirty-first (31st) calendar day (or, if such date is not a Business Day, then the next succeeding Business Day) (such date, the “First Closing Date”). The First Closing shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California 92130, unless the parties hereto otherwise agree in writing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Parent and Seller and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the First Closing Date. Subject to the provisions of this Agreement, the parties hereto shall cause the Second Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLCA in substantially the form attached hereto as Exhibit B (the “Second Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Parent and Seller and specified in the Second Certificate of Merger) being the “Second Merger Effective Time”) as soon as practicable after the Effective Time of the Merger.

(c)          Effects of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the Certificate of Merger, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, powers and franchises of BRC and Merger Subs shall vest in Surviving Entity, and all debts, Liabilities and duties of BRC and Merger Subs shall become the debts, Liabilities and duties of Surviving Entity, and Surviving Entity shall be a wholly-owned subsidiary of Parent.

(d)         Certificate of Incorporation and Bylaws; Certificate of Formation and Limited Liability Company Agreement.

(i)          At the Effective Time, (i) the certificate of incorporation of BRC, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit A to the Certificate of Merger and shall be the certificate of incorporation of Surviving Entity I until thereafter amended as provided by the DGCL and such certificate of incorporation and (ii) the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of Surviving Entity I until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

(ii)         At the Second Merger Effective Time, (i) the certificate of formation of Surviving Entity shall be as set forth on Exhibit C hereto and shall be the certificate of formation of Surviving Entity until thereafter amended in accordance with the DLCA and as provided in such certificate of formation and (ii) the limited liability company agreement of Surviving Entity shall be as set forth on Exhibit D and shall be the limited liability company agreement of Surviving Entity until thereafter amended in accordance with the DLCA and as provided in such limited liability company agreement.

(e)          Directors and Officers. The initial directors of Surviving Entity I shall be the directors of Merger Sub I immediately prior to the Effective Time of the Merger. The initial Manager of Surviving Entity shall be the Manager of Merger Sub II immediately prior to the Second Merger Effective Time, until its successor is duly elected or appointed and qualified. The initial officers of Surviving Entity I shall be the officers of Merger Sub I immediately prior to the Effective Time of the Merger. The initial officers of Surviving Entity shall be Thomas Kelleher, as President and Secretary, and Michael McCoy as Treasurer, until their respective successors are duly elected or appointed and qualified.

(f)          Conversion of Shares. At the Effective Time, and on the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any further action on the part of Parent, Merger Sub I or any member of the Seller Group:

(i)          all shares of BRC Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive, in the aggregate, the Acquisition Consideration;

(ii)         each share of BRC Common Stock held by BRC or Parent, or any direct or indirect Subsidiary of BRC or Parent, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof;

(iii)        each share of the common stock, par value $0.0001, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Surviving Entity I (the “Surviving Entity I Common Stock”), and the shares of Surviving Entity I into which the shares of Merger Sub I common stock are so converted shall be the only shares of common stock of Surviving Entity I that are issued and outstanding immediately after the Effective Time; and

(iv)        From and after the Effective Time, no shares of BRC Common Stock will be deemed to be outstanding, holders of certificates formerly representing such BRC Common Stock shall cease to have any rights with respect thereto except as provided herein or by Law and there shall be no further registration or transfers of shares of BRC Common Stock.

(g)          Effect on Membership Interests. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, Merger Sub II or Surviving Entity I, (i) the membership interests of Merger Sub II outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and each certificate therefor, if any, shall continue to evidence the membership interests of Surviving Entity and (ii) each share of Surviving Entity I Common Stock outstanding immediately prior to the Second Merger Effective Time shall be converted into a membership interest of Surviving Entity.

(h)          Tax Consequences. It is intended by the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-1(c) and 1.368-2(g).

(i)          Further Actions. At and after the Second Merger Effective Time, the officers and Manager of Surviving Entity will be authorized to execute and deliver, in the name and on behalf of BRC and Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of BRC and Merger Subs, any other actions and things necessary or advisable to vest, perfect or confirm of record or otherwise in Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Surviving Entity as a result of, or in connection with, the Mergers.

Section 1.2          BRH Securities Purchase.

(a)          BRH Securities Purchase. On the terms and subject to the conditions of this Agreement, Parent agrees to purchase from Seller, and Seller agrees, as further consideration for Seller’s receipt of the Acquisition Consideration and the covenants and agreements herein, to sell, transfer, assign and deliver to Parent, the BRH Securities, free and clear of all Encumbrances.

(b)          BRH Closing. The closing of the BRH Securities Purchase (the “BRH Closing”) shall take place as soon as practicable, but no later than two Business Days after the satisfaction or waiver of the last of the conditions set forth in ARTICLE 6 applicable to the BRH Closing to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the BRH Closing, but subject to the satisfaction or waiver of such conditions), unless the parties hereto otherwise agree in writing (such date, the “BRH Closing Date”). The BRH Closing shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California 92130, unless the parties hereto otherwise agree in writing.

(c)          Tax Consequences. It is intended by the parties hereto that the BRH Securities Purchase, when viewed together with the RIM Securities Purchase, the Mergers and the Stock Sale, shall constitute a tax-free exchange under Section 351(a) of the Code.

Section 1.3          RIM Securities Purchase.

(a)          RIM Securities Purchase. On the terms and subject to the conditions of this Agreement, Parent agrees to purchase from Seller, and Seller agrees, as further consideration for Seller’s receipt of the Acquisition Consideration and the covenants and agreements herein, to sell, transfer, assign and deliver to Parent, the RIM Securities, free and clear of all Encumbrances.

(b)          RIM Closing. The closing of the RIM Securities Purchase (the “RIM Closing”) shall take place as soon as practicable, but no later than two Business Days after the satisfaction or waiver of the last of the conditions set forth in ARTICLE 6 applicable to the RIM Closing to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the RIM Closing, but subject to the satisfaction or waiver of such conditions), unless the parties hereto otherwise agree in writing (such date, the “RIM Closing Date”). The RIM Closing shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California 92130, unless the parties hereto otherwise agree in writing.

(c)          Tax Consequences. It is intended by the parties hereto that the RIM Securities Purchase, when viewed together with the BRH Securities Purchase, the Mergers and the Stock Sale, shall constitute a tax-free exchange under Section 351(a) of the Code.

Section 1.4          Escrow. An amount equal to fifteen percent (15%) of the Acquisition Consideration (rounded to the nearest whole share) (the “Escrow Fund”), all of which shall be in the form of shares of Parent Common Stock valued at the Parent Share Price and all of which shall be from the portion of the Acquisition Consideration payable in respect of the shares of BRC Common Stock held by Seller immediately prior to the First Closing, shall be deposited by Parent with the Escrow Agent into the Escrow Fund on the First Closing Date, and shall be subject to the terms of the Escrow Agreement and this Agreement.

Section 1.5         Deposit and Delivery of Acquisition Consideration. On the First Closing Date, (i) Parent shall deposit the Escrow Fund with the Escrow Agent, to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement and (ii) Parent shall issue and deliver shares of Parent Common Stock to Seller and Thomas Kelleher sufficient to pay in the aggregate the Acquisition Consideration (less the Escrow Fund) and pay to each of Seller and Thomas Kelleher cash (by wire transfer of immediately available funds) in lieu of fractional shares of Parent Common Stock payable in connection with the First Closing.

Section 1.6          Closing Balance Sheet.

(a)          Estimated Closing Statement. At least five (5) Business Days prior to the First Closing, Seller shall deliver to Parent a statement setting forth Seller’s good faith estimate of the Closing Balance Sheet and the Closing Net Working Capital in accordance with the form of Net Working Capital Calculation Schedule attached hereto (such estimate, the “Estimated Closing Net Working Capital” and such statement, the “Estimated Closing Statement”).

(b)          Closing Statement. Within forty-five (45) days following the First Closing Date, Parent shall prepare and deliver to Seller a statement setting forth the Closing Balance Sheet and a calculation of the Closing Net Working Capital in accordance with the form of Net Working Capital Calculation Scheduled attached hereto (the “Closing Statement”). The Seller Group Parties (to the extent not then owned by Parent) shall, and shall cause their representatives and agents to, reasonably cooperate with Parent in the preparation of the Closing Statement if reasonably requested by Parent.

(c)          Party Resolution of Closing Statement. Seller shall have a period of thirty (30) days after receipt of the Closing Statement to notify Parent of Seller’s election to accept or reject the Closing Statement. During such period, Parent shall use commercially reasonably efforts to make available to Seller and Seller’s representatives and agents during business hours the relevant books and records of B. Riley & Co., LLC, relevant personnel of the Seller Companies, the auditors of B. Riley & Co., LLC and the work papers, documents, schedules and other information relied upon by Parent in preparing the Closing Statement and related schedule. In the event Seller rejects the Closing Statement as prepared by Parent, such rejection notice (the “Closing Statement Rejection Notice”) shall contain the reasons for such rejection in reasonable detail and set forth the amounts of the requested adjustments. In the event no notice is received by Parent during such thirty (30) day period, the Closing Statement shall be deemed to have been accepted and shall be final, conclusive and binding on the parties hereto. In the event that Seller shall timely reject the Closing Statement, Parent and Seller shall promptly (and in any event within thirty (30) days following the date upon which Parent received notice from Seller rejecting the Closing Statement), attempt in good faith to make a joint determination of the Closing Statement and such determination and any required adjustments resulting therefrom shall be final, conclusive and binding on the parties hereto.

(d)          Accounting Firm Resolution of Closing Statement. In the event Seller and Parent are unable to agree upon the Closing Statement within such thirty (30) day period, Seller and Parent shall submit such dispute for resolution to an accounting firm jointly chosen by Seller and Parent (the “Accounting Firm”). Seller and Parent shall jointly instruct the Accounting Firm to make a determination within thirty (30) days after its engagement or as soon as practicable thereafter. The Accounting Firm’s determination shall be limited to resolving the disagreement set forth in the Closing Statement Rejection Notice and the Accounting Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party. The determination of the Accounting Firm and any required adjustments resulting therefrom shall be final, conclusive and binding on all the parties hereto. The fees and expenses of the Accounting Firm shall be allocated between and paid by Seller and Parent, respectively, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Accounting Firm), the Closing Statement (as determined in such dispute resolution) shall be final, conclusive and binding on the parties hereto.

(e)         Final Adjustment.

(i)          In the event that the Closing Net Working Capital is determined in accordance with the provisions of this Section 1.6 to be less than the Estimated Closing Net Working Capital, (A) Parent and Seller shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to Parent from the Escrow Fund an amount equal to such deficiency (or such lesser amount as may remain in the Escrow Fund) in the form of shares of Parent Common Stock (valued at the Parent Share Price) and (B) with respect to any portion of such deficiency that exceeds the amount remaining in the Escrow Fund, as promptly as practicable and within five (5) Business Days of the final determination of the Closing Net Working Capital, Seller shall deliver to Parent such excess amount by wire transfer of immediately available funds to a bank account notified to Seller by Parent.

(ii)         In the event that the Closing Net Working Capital is determined in accordance with the provisions of this Section 1.6 to be greater than the Estimated Closing Net Working Capital, Parent shall issue to Seller additional shares of Parent Common Stock (valued at the Parent Share Price) in the amount of such excess within five (5) Business Days of the final determination of the Closing Net Working Capital.

Section 1.7         Withholding. Parent and its Affiliates shall be entitled (but not obligated) to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent (or any Affiliate thereof) shall determine in good faith that they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee with respect to which such amount was withheld.

Section 1.8        Certain Adjustments. If the outstanding shares of Parent Common Stock as of the date of this Agreement change into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event (any such action, a “Parent Adjustment Event”), the Parent Share Price for any payment or issuance occurring simultaneously with or after such Parent Adjustment Event shall be proportionately adjusted to provide the parties with the same economic effect as contemplated by this Agreement prior to such Parent Adjustment Event.

Section 1.9         Fractional Shares. No shares of Parent Common Stock representing fractional shares shall be issued in connection herewith; no dividend or distribution by Parent shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. In lieu of any such fractional shares, each of Seller and Thomas Kelleher (after aggregating all fractional shares of Parent Common Stock to be received by such person at such time) shall receive from Parent or the Escrow Agent, as applicable, an amount in cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (a) the fractional share interest to which such person would otherwise be entitled at such time by (b) the Parent Share Price. Parent shall make available to the applicable party cash for these purposes, if necessary. For U.S. federal income Tax purposes, the amount of any cash consideration paid pursuant to this Section 1.9 in lieu of issuing fractional shares of Parent Common Stock shall be treated as though such fractional share interests were first delivered to Seller and then redeemed.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

Except as disclosed in the corresponding sections or subsections of the Seller Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), each member of the Seller Group, jointly and severally, represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:

Section 2.1        Due Organization; Organizational Documents. Each Seller Group Company is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. Each Seller Group Company is duly qualified or authorized to do business as a foreign corporation or limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 2.2         Authority; Binding Nature of Agreement.

(a)          Power and Authority. Each member of the Seller Group has the requisite corporate or limited liability company power and authority or, in the case of Seller, capacity to enter into this Agreement and the other agreements contemplated by this Agreement to which such Seller Group member is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of each member of the Seller Group. No other corporate or limited liability company actions on the part of any member of the Seller Group, or any equityholder therein, are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.

(b)          Binding Obligation. This Agreement and each other agreement executed by each member of the Seller Group in connection herewith, assuming it constitutes the valid and binding obligation of the other parties hereto (other than any other member of the Seller Group), constitutes the valid and binding obligation of such member of the Seller Group, enforceable against such member of the Seller Group in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to creditors’ rights and the relief of debtors; and (ii) general equitable principles.

Section 2.3         Non-Contravention.

(a)          Violations and Defaults. None of the execution, delivery or performance by any member of the Seller Group of this Agreement, or any of the other agreements contemplated by this Agreement, the consummation of the transactions contemplated hereby or thereby or compliance by any member of the Seller Group with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, suspension, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller Group Party to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the properties or assets of any Seller Group Party under, any provision of (i) the organizational documents of any Seller Group Company, (ii) any Contract or Permit to which any Seller Group Party is a party or by which any of the properties or assets of any Seller Group Party are bound, (iii) any Order applicable to any Seller Group Party or any of the properties or assets of any Seller Group Party or (iv) any applicable Law, except in the case of clauses (ii), (iii) or (iv) above for such conflicts, violations, defaults, rights, obligations, losses, payments, entitlements or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)          Filings and Notices. Except for the filing of the Certificate of Merger and Second Certificate of Merger and the filing by B. Riley & Co., LLC of an application under FINRA Rule 1017 and the receipt of the FINRA Approval, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of any Seller Group Party in connection with the execution, delivery and performance of this Agreement or any of the other agreements contemplated by this Agreement, the compliance by each Seller Group Party with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 2.4          Capitalization.

(a)          BRC Capitalization. The authorized capital stock of BRC consists of 1,500 shares of BRC Common Stock. As of the date of this Agreement, 1,500 shares of BRC Common Stock are issued and outstanding. All of the outstanding shares of BRC Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Seller and Thomas Kelleher are the sole and exclusive record and beneficial owners of all issued and outstanding shares of BRC Common Stock. No other shares of capital stock of BRC are issued or outstanding. No shares of BRC Common Stock are held by BRC in its treasury. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, voting or other stockholder agreements, rights of first refusal or other Contracts, Encumbrances, or rights exist with respect to the capital stock of BRC, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, Seller and BRC have waived (or hereby irrevocably waive) any and all such rights. There is no: (i) outstanding, or right to acquire any, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, relating to, any capital stock or other securities or ownership interests in BRC; (ii) outstanding, or right to acquire any, security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities or ownership interests in BRC; (iii) Contract under which BRC is or may become obligated to sell or otherwise issue any capital stock or other securities or ownership interests; or (iv) debt security that grants the holder thereof any right to vote on, or veto, any actions by BRC.

(b)          BRH Capitalization. All of the issued and outstanding membership interests of BRH have been duly authorized and validly issued and are fully paid. Seller is the sole and exclusive record and beneficial owner of all authorized, issued and outstanding membership interests of BRH. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, voting or member agreements, rights of first refusal or other Contracts, Encumbrances, or rights exist with respect to the membership interests of BRH, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, Seller and BRH have waived (or hereby irrevocably waive) any and all such rights. There is no: (i) outstanding, or right to acquire any, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, relating to, any membership interests, economic interests, profits interests or other equity or ownership interest in BRH; (ii) outstanding, or right to acquire any, security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests, profits interests or other securities or ownership interests of BRH; (iii) Contract under which BRH is or may become obligated to sell or otherwise issue any membership interests, profits interests or any other securities or ownership interests; or (iv) debt security that grants the holder thereof any right to vote on, or veto, any actions by BRH.

(c)          RIM Capitalization. All of the issued and outstanding membership interests of RIM have been duly authorized and validly issued, and are fully paid. Seller is the sole and exclusive record and beneficial owner of all authorized, issued and outstanding membership interests of RIM. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, voting or member agreements, rights of first refusal or other Contracts, Encumbrances, or rights exist with respect to the membership interests of RIM, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, Seller and RIM have waived (or hereby irrevocably waive) any and all such rights. There is no: (i) outstanding, or right to acquire any, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, relating to, any membership interests, economic interests, profits interests or other equity or ownership interest in RIM; (ii) outstanding, or right to acquire any, security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests, profits interests or other securities or ownership interests of RIM; (iii) Contract under which RIM is or may become obligated to sell or otherwise issue any membership interests, profits interests or any other securities or ownership interests; or (iv) debt security that grants the holder thereof any right to vote on, or veto, any actions by RIM.

(d)          B. Riley & Co., LLC Capitalization. All of the issued and outstanding membership interests of B. Riley & Co., LLC have been duly authorized and validly issued and are fully paid. BRC is the sole and exclusive record and beneficial owner of all authorized, issued and outstanding membership interests of B. Riley & Co., LLC. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, voting or member agreements, rights of first refusal or other Contracts, Encumbrances, or rights exist with respect to the membership interests of B. Riley & Co., LLC, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, BRC and B. Riley & Co., LLC have waived (or hereby irrevocably waive) any and all such rights. There is no: (i) outstanding, or right to acquire any, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, relating to, any membership interests, economic interests, profits interests or other equity or ownership interest in B. Riley & Co., LLC; (ii) outstanding, or right to acquire any, security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests, profits interests or other securities or ownership interests of B. Riley & Co., LLC; (iii) Contract under which B. Riley & Co., LLC is or may become obligated to sell or otherwise issue any membership interests, profits interests or any other securities or ownership interests; or (iv) debt security that grants the holder thereof any right to vote on, or veto, any actions by B. Riley & Co., LLC.

(e)          Phantom Equity Plans; Employee Profit Distribution Plans. Upon completion of the actions described in Section 5.12(d) and the payments contemplated therein, no Person shall have any right to receive any payment or other consideration in any form whatsoever, and no Person (including Parent, any Subsidiary of Parent, Surviving Entity I, Surviving Entity or any Seller Group Company) shall have any Liability whatsoever following the First Closing, in each case as a result of, or in connection with, (A) any equity or other ownership interest or right in any of the Seller Group Companies, (B) the Phantom Equity Plans or the Employee Profit Distribution Plans, or any Awards under any of the foregoing or (C) any agreement (whether written or oral) regarding, relating to, or in connection with any of the foregoing.

(f)          Seller Group Subsidiary Capitalization. All of the issued and outstanding capital stock or other equity interests of each Seller Group Subsidiary have been duly authorized and validly issued, are fully paid and as applicable non-assessable. The Seller Companies own directly all of the issued and outstanding capital stock, membership interests, securities or other ownership interests of each Seller Group Subsidiary. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, voting, stockholder or member agreements, rights of first refusal or other Contracts, Encumbrances, or rights exist with respect to the capital stock, membership interests or other ownership interests of any Seller Group Subsidiary, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, Seller and each Seller Group Subsidiary have waived (or hereby irrevocably waive) any and all such rights. There is no: (i) outstanding, or right to acquire any, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, relating to, any membership interests, capital stock, economic interests, profits interests or other equity or ownership interest in any Seller Group Subsidiary; (ii) outstanding, or right to acquire any, security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests, capital stock profits interests or other securities or ownership interests of any Seller Group Subsidiary; (iii) Contract under which any Seller Group Subsidiary is or may become obligated to sell or otherwise issue any membership interests, capital stock, profits interests or any other securities or ownership interests; or (iv) debt security that grants the holder thereof any right to vote on, or veto, any actions by any Seller Group Subsidiary.

Section 2.5         Financial Statements. Parent has been provided copies of the Year-End Financials and Interim Financials (collectively, the “Seller Financial Statements”). Each of the Seller Financial Statements (including the notes thereto, if any) was prepared in accordance with B. Riley & Co., LLC’s books and records (which, in turn, are accurate and complete in all material respects), presents fairly, in all material respects, B. Riley & Co., LLC’s financial condition and results of operations, as the case may be, as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP consistently applied throughout and among the periods indicated (except as may be stated in the notes thereto), except that the unaudited statements are subject to normal year-end adjustments and exclude the footnote disclosures and other presentation items required by GAAP. Since the Balance Sheet Date, there has been no material change in B. Riley & Co., LLC’s accounting policies. There are no material off-balance sheet financing arrangements of B. Riley & Co., LLC. Since January 1, 2014 (the “Reference Date”), no Seller Group Company nor any Seller Group Company’s independent auditors, if applicable, has identified or been made aware of (i) any fraud, whether or not material, that involves any Seller Group Company’s management or any other current or former employee, consultant, or director of any Seller Group Company who has a role in the preparation of financial statements or the internal accounting controls utilized by any Seller Group Company or (ii) any claim or allegation regarding any of the foregoing. Over ninety percent (90%) of each of the assets, liabilities, revenues and expenses, in each case, required to be reflected on the Seller Financial Statements in accordance with GAAP of the Seller Group Companies on a consolidated basis for each of the fiscal years ending December 31, 2012, December 31, 2013, and for the period from January 1, 2014 through the Balance Sheet Date, were reflected on the Seller Financial Statements.

Section 2.6         Undisclosed Liabilities. There are no Liabilities of any Seller Group Company that would be required to be reflected or reserved against on a consolidated balance sheet of such entity other than those (a) adequately reflected in, reserved against or otherwise described in the Seller Financial Statements or the notes thereto, (b) in the case of B. Riley & Co., LLC, incurred in the Ordinary Course of Business since the Balance Sheet Date which would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect and, with respect to any other Seller Group Company, which would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, or (c) expenses for attorneys, accountants or other advisors related to the transactions contemplated herein.

Section 2.7         Absence of Changes. Since the Balance Sheet Date, each Seller Group Company has been operated in the Ordinary Course of Business, and since such date there has not been with respect to any Seller Group Company any Seller Material Adverse Effect.

Section 2.8          Legal Proceedings; Orders. Except as would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (i) there is no Legal Proceeding pending or, to the Knowledge of the Seller Group, threatened against or affecting any Seller Group Party or its assets before any court, agency, authority or arbitration tribunal and, to the Knowledge of the Seller Group, there are no facts that clearly and convincingly are reasonably likely to result in any such Legal Proceeding and (ii) no Seller Group Party or any of the officers or other employees of any Seller Group Company in his or her capacity as such is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal. Since the Reference Date, no Seller Group Party has settled or compromised any suit, claim, action, arbitration, proceeding or investigation (whether filed or threatened) relating to any Seller Group Company.

Section 2.9         Intellectual Property. To the Knowledge of the Seller Group, the Seller Group Companies possess the Intellectual Property Rights necessary for the conduct of their respective businesses as now conducted and which the failure to so own, possess, license or have other rights to use would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Except where any such violations or infringements would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, to the Knowledge of the Seller Group, (i) the use by any Seller Group Company of any such Intellectual Property Rights in the conduct of its business as presently conducted does not infringe upon the rights of any third parties; (ii) there is no infringement by third parties of any such Intellectual Property Rights; (iii) there is no pending or threatened Legal Proceeding challenging such entity’s rights in or to any such Intellectual Property Rights; (iv) there is no pending or threatened Legal Proceeding challenging the validity or scope of any such Intellectual Property Rights; and (v) there is no pending or threatened Legal Proceeding that such entity infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

Section 2.10       Related Party Transactions.

(a)          Inter-company Transactions. No Seller Group Party that is not contemplated to be conveyed to Parent pursuant to this Agreement is a participant in any transaction or party to any Contract to which any Seller Group Party that is contemplated to be conveyed to Parent pursuant to this Agreement is a party. There are no outstanding claims, accounts payable or receivable, intercompany loans, Indebtedness, or other Liabilities, between Seller or any Affiliate of Seller that is not contemplated to be conveyed to Parent pursuant to this Agreement, on the one hand, and any Seller Group Party that is contemplated to be conveyed to Parent pursuant to this Agreement, on the other hand. None of Seller or any Affiliate of Seller that is not contemplated to be conveyed to Parent pursuant to this Agreement conducts any business, directly or indirectly, through any Seller Group Party that is contemplated to be conveyed to Parent pursuant to this Agreement.

(b)          Affiliate Transactions. None of the respective directors, officers, managers, members, stockholders, partners or Affiliates of any Seller Group Party (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a participant in any transaction to which any Seller Group Party is a party or (C) is a party to any Contract with any Seller Group Party or (ii) (A) is a participant in any transaction to which any Seller Group Party is a party or (B) is a party to any Contract with any Seller Group Party.

(c)          Related-Party Contracts. Each Contract or arrangement that will continue after the Merger between Seller or any Affiliate of Seller that is not contemplated to be conveyed to Parent pursuant to this Agreement, on the one hand, and any Seller Group Party that is contemplated to be conveyed to Parent pursuant to this Agreement or any director, officer, manager, member, stockholder, partner or Affiliate of any such Seller Group Party, on the other hand (a “Related-Party Contract”), is on commercially reasonable terms no more favorable to such parties than what any third party negotiating on an arms-length basis would expect.

Section 2.11       Corporate Documents. Parent has been provided true and complete copies of the currently effective organizational documents of each member of the Seller Group, each as amended to the date of this Agreement. No Seller Group Company is in violation of its organizational documents.

Section 2.12        Tangible Personal Property. Each Seller Group Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all material items of tangible personal property used or held for use in the business of such Seller Group Company (except as sold or disposed of subsequent to the date of this Agreement in the Ordinary Course of Business), free and clear of any and all Encumbrances other than Permitted Encumbrances. All such items of material tangible personal property which, individually or in the aggregate, are necessary for the operation of the business of each Seller Group Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The assets owned or leased by each Seller Group Company constitute all of the assets necessary for such Seller Group Company to carry on its business in all material respects as now conducted.

Section 2.13        Real Property; Lease Agreements.

(a)          Seller Group Properties. Each Seller Group Company has (i) good and insurable title or (ii) good and valid leasehold interest in and to each material parcel of real property owned or leased, as applicable, by any Seller Group Company (the “Seller Group Properties”). The Seller Group Properties constitute all interests in real property currently used or currently held for use in connection with the business of any of the Seller Group Companies. All of the Seller Group Properties are suitable in all material respects for the purpose of conducting the business of the Seller Group Companies as now conducted.

(b)          Rights to Purchase. No Seller Group Company owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c)          Notices; Leasehold Improvements. No Seller Group Company has received since January 1, 2014 any written notice from any insurance company that has issued to any Seller Group Company a policy with respect to any Seller Group Property requiring performance of any structural or other repairs or alterations to such Seller Group Property, and any such written notice received by a Seller Group Party prior to January 1, 2014 either (i) has been complied with in all material respects by such Seller Group Party or (ii) would not be reasonably likely to result in a Seller Material Adverse Effect. No Seller Group Company has made any material alterations, additions or improvements to any of the Seller Group Properties that may be required to be removed upon termination of the applicable lease term. No Seller Group Company has received written notice of any material condemnation, rezoning or taking actions pending, or threatened, with respect to any Seller Group Property.

Section 2.14       Receivables. All accounts and notes receivable of B. Riley & Co., LLC reflected on the Seller Financial Statements derive from bona fide transactions entered into in the Ordinary Course of Business.

Section 2.15        Material Contracts.

(a)          Material Contracts. Section 2.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Seller Material Contract described in clause (i) of the definition thereof.

(b)          Performance. No Seller Group Company has received since the Reference Date written notice of cancellation of any Seller Material Contract nor, to the Knowledge of the Seller Group, is any other party in breach thereof in any material respect of any material term thereof. Any such written notice received by a Seller Group Company prior to the Reference Date either (i) has been addressed and resolved in all material respects or (ii) would not be reasonably likely to result in a Seller Material Adverse Effect. Each Seller Group Party has performed all the material obligations required to be performed by it in connection with the Seller Material Contracts and is not in default under or in breach of any material term of any such Seller Material Contract, and, to the Knowledge of any Seller Group, no event has occurred which with the passage of time or the giving of notice or both would: (i) result in a default or breach in any material respect of any material term of any such Seller Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Seller Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Seller Material Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Seller Material Contract.

(c)          Binding Obligation. Each Seller Material Contract is in written form and is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights and the relief of debtors and general equitable principles.

Section 2.16       Restrictions on Business Activities. There is no Contract or Order to which any Seller Group Party is a party or otherwise binding upon any Seller Group Company which has or may reasonably be expected to have the effect of (i) prohibiting or impairing (A) any business practice of any Seller Group Company, (B) any acquisition of property (tangible or intangible) by any Seller Group Company, or (C) the conduct of business by any Seller Group Company, (ii) imposing a “most favored nation” requirement or similar provision on any Seller Group Company or (iii) otherwise limiting the freedom of any Seller Group Company to engage in any line of business, to establish or change the price for its services or products, to engage in business in any geographic area or to compete with any Person.

Section 2.17       Compliance with Laws. Since January 1, 2014, each Seller Group Company has complied in all material respects with all Laws, and each Seller Group Company is in compliance in all material respects with all Laws. If, prior to January 1, 2014, any Seller Group Party has not complied in all material respects with all Laws, then either (a) any such non-compliance has been addressed and resolved in all material respects or (b) any such non-compliance would not be reasonably likely to result in a Seller Material Adverse Effect. Since January 1, 2014, no Seller Group Company has received any written notice or other written communication from any Governmental Authority regarding any actual or possible violation of Law. Any such written notice received by a Seller Group Company prior to January 1, 2014 either (i) has been addressed and resolved in all material respects or (ii) would not be reasonably likely to result in a Seller Material Adverse Effect.

Section 2.18       Permits. Each Seller Group Company holds all Permits that are legally required to be held to conduct such Seller Group Company’s business without any material violation of Law, all such Permits are valid and in full force and effect, and each Seller Group Company is in compliance in all material respects with all terms and requirements of such Permits. Since January 1, 2014, no Seller Group Company has received any written notice or other written communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Any such written notice or communication received by a Seller Group Company prior to January 1, 2014 either (a) has been addressed and resolved in all material respects or (b) would not be reasonably likely to result in a Seller Material Adverse Effect.

Section 2.19        Tax Matters.

(a)          Each Seller Group Company has filed all material Tax Returns it was required to file and such Tax Returns were true and correct in all material respects and were prepared in material compliance with applicable law (the “Company Returns”). All material Taxes due and owing by any Seller Group Company (whether or not shown on any Company Return) have been paid. All material Taxes that any Seller Group Company has been required to collect or withhold have been duly and timely collected or withheld and, if and when required under applicable law, timely paid to the proper governmental Tax authority, and each Seller Group Company has complied in all material respects with all information reporting and other Tax laws relating to such withholding requirements.

(b)          To the Knowledge of the Seller Group, no audit or administrative or judicial Tax proceedings are pending or being conducted with respect to any Seller Group Company, and no Seller Group Company has been notified in writing by any governmental Tax authority that any such audit or proceeding is contemplated or pending, and no notice of deficiency or proposed adjustment for any amount of Tax has been received by any Seller Group Company. No waiver or agreement by or with respect to any Seller Group Company is in force as of the date of this Agreement for the waiver of any statute of limitations on, or extension of time for the collection or assessment of, any Tax. No Seller Group Company currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been received by any Seller Group Company from any governmental Tax authority in a jurisdiction where a Seller Group Company does not file Tax Returns that any Seller Group Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Seller Group Company. Parent has been provided correct and complete copies of all income Tax Returns of, and examination reports and statements of deficiencies assessed against or agreed to by, each Seller Group Company filed or received since January 1, 2009.

(c)          No Seller Group Company is a party to any Contract, arrangement or plan that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) without regard to Subsection (b)(4) thereof. There is no written or unwritten Contract or other arrangement by which any Seller Group Company is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(d)          There is no application pending as of the date of this Agreement with any governmental Tax authority requesting permission for any change in any accounting method of any Seller Group Company, and the IRS has not issued in writing any proposal pending as of the date of this Agreement regarding any such adjustment or change in accounting method. Neither any Seller Group Company nor Parent or any of its Affiliates will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the applicable Closing Date as a result of any: (i) change in method of accounting made by any Seller Group Company; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law) entered into by any Seller Group Company; (iii) excess loss account with respect to any Seller Group Company described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition entered into by any Seller Group Company; (v) prepaid amounts received by any Seller Group Company, other than prepaid amounts received in the Ordinary Course of Business; or (vi) election under Section 108(i) of the Code made by any Seller Group Company.

(e)          As of the date of this Agreement, no Seller Group Company is a party to any contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes other than (i) commercially reasonable contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Seller Group Company and (ii) commercially reasonable contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the Ordinary Course of Business (such Tax sharing or allocation agreement, a “Tax Sharing Agreement”).

(f)          No Seller Group Company is or has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (including within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign Tax law) or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or pursuant to any law, rule or regulation. No Seller Group Company is or has been for all taxable years for which the applicable statute of limitations remains open, a member of an entity treated as a partnership for income Tax purposes.

(g)          No Seller Group Company has “participated” in any transaction described in Treasury Regulations Section 1.6011-4(b)(2), (3), (4), (5) or (6).

(h)          Within the last two (2) years, no Seller Group Company has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)          To the Knowledge of the Seller Group, neither Seller nor any Seller Group Company or any Affiliate thereof has taken, proposed to take, or agreed to take any action, not contemplated by this Agreement, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)          No Seller Group Company is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code, or alternatively, a corporation that does not meet the requirements of Sections 368(a)(2)(F)(ii).

(k)          To the Knowledge of the Seller Group, Parent will not become an investment company as defined in Section 351(e) of the Code as a result of the transactions contemplated hereby.

(l)          The transactions contemplated by this Agreement are being effected for bona fide business reasons.

(m)          No Seller Group Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(n)          BRC is, and has been for all taxable years for which the applicable statute of limitations remains open, an S corporation, and all other Seller Group Companies are, and have been for all taxable years for which the applicable statute of limitations remains open, entities disregarded from their owners, in each case for U.S. federal and applicable state income Tax purposes.

Section 2.20        Employee Benefit Plans

(a)          Copies. Correct and complete copies of the following documents with respect to each of the Seller Group Plans have been delivered or made available to Parent to the extent applicable: (i) any plans, sub-plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any, (iv) the most recent IRS determination or opinion letter, (v) the most recent summary plan descriptions required under ERISA with respect to any Seller Group Plans, (vi) material communications with participants and (vii) written summaries of all unwritten Seller Group Plans.

(b)          Compliance with Laws. The Seller Group Plans have been established, administered and maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. Each Seller Group Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code (together with the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, “Section 409A”) and has been, since January 1, 2009, in documentary and operational compliance with Section 409A. All contributions and premium payments required to have been made under any of the Seller Group Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made, except as would not reasonably be expected to result in material Liability to any Seller Group Company.

(c)          Tax Matters. Each Seller Group Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified and has received, is covered by or has timely applied for a favorable determination or opinion letter from the IRS, and any trusts intended to be exempt from federal income taxation under the Code are so exempt.

(d)          ERISA Affiliates. No Seller Group Company nor any other entity which, together with any Seller Group Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past seven (7) years sponsored, maintained, contributed to or had any Liability in respect of (i) any defined benefit pension plan (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “funded welfare plan” within the meaning of Section 419 of the Code. None of the Seller Group Plans provide for, and no Seller Group Company has incurred any current or projected Liability in respect of, post-employment life or health coverage for any current or former employee, consultant, independent contractor or director or any beneficiary thereof, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, or similar state Law.

(e)          Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event contemplated by the applicable Seller Group Plan) will (i) result in any payment becoming due to any current or former employee, consultant, independent contractor or director of any Seller Group Party, (ii) increase the compensation or benefits payable, including equity benefits, under any Seller Group Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Seller Group Plan, (iv) require any contributions or payments to fund any obligations under any Seller Group Plan, (v) create any limitation or restriction on the right of any Seller Group Company to merge, amend or terminate any Seller Group Plan, or (vi) give rise to the payment of any amount that would not be deductible by Parent or Surviving Entity or their respective Affiliates by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code. There is no Contract, agreement, plan or arrangement to which any Seller Group Company is a party, including the provisions of this Agreement, covering any current or former employee, director or consultant of any Seller Group Company, which individually or collectively could require any Seller Group Company to pay a Tax gross up payment to any current or former employee, director or consultant for Tax-related payments under Sections 409A or 4999 of the Code.

(f)          Other Liabilities. No event has occurred and, to the Knowledge of the Seller Group, no condition exists that would, directly or by reason of any Seller Group Company’s affiliation with any of their ERISA Affiliates, subject any Seller Group Company to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law.

Section 2.21        Labor.

(a)          Service Providers. To the Knowledge of the Seller Group, as of the date of this Agreement, no (i) director, officer, key employee or material group of employees or (ii) any consultant or independent contractor of any Seller Group Company whose services are material to such Seller Group Company has provided written notice that it intends to terminate his, her or their employment, consulting, or independent contractor relationship.

(b)          Labor Organizations. No employees of any Seller Group Company are represented by any labor organization, works council, or other employee representative body with respect to their employment with any Seller Group Company, and, to the Knowledge of the Seller Group, there are no organizing activities involving any Seller Group Company. No Seller Group Company is a party to any labor or collective bargaining agreement, works council agreement, or similar labor union or employee-representative agreement, and there are no labor or collective bargaining agreements, works council agreements, or similar labor union or employee-representative agreements which pertain to employees of any Seller Group Company.

(c)          Strikes. There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other material labor disputes pending or, to the Knowledge of the Seller Group, threatened against or involving any Seller Group Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Seller Group, threatened by or on behalf of any employee or group of employees of any Seller Group Company.

(d)          At-Will Employment; Separation of Employment. All employees of each Seller Group Company are employed on an at will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. Except to the minimum extent required by applicable Law, no Seller Group Company has made or agreed to make any payment or agreed to provide any benefit (including notice) to any employee of a Seller Group Company or to any dependent of such employee, in connection with the actual or proposed termination or suspension of employment of such employee.

Section 2.22       Environmental Matters. To the Knowledge of the Seller Group, none of the Seller Group Companies (i) is in violation of any Environmental Law, (ii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Law, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Law, or (iv) is subject to any claim relating to any Environmental Law, which violation, contamination, liability or claim would reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect; and there is no pending or, to the Knowledge of the Seller Group, threatened investigation that might lead to such a claim.

Section 2.23        Insurance. There is no material claim pending under any of the insurance policies or bonds of any Seller Group Company as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and each Seller Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Seller Group has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 2.24        Foreign Corrupt Practices Act. No Seller Group Party nor, to the Knowledge of the Seller Group, any directors, officers, partners, managers, agents or employees of any Seller Group Company has, for or on behalf of any Seller Group Party (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable Law.

Section 2.25        Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller Group Party.

Section 2.26       Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under Law (“Takeover Statute”) is applicable to the Mergers, the RIM Securities Purchase or the BRH Securities Purchase or the other transactions contemplated hereby.

Section 2.27        Broker-Dealer Matters.

(a)          B. Riley & Co., LLC is, and has been at all times since the Reference Date, registered under the Exchange Act as a broker-dealer with the SEC and is, and has been since the Reference Date, in compliance in all material aspects with the applicable provisions of the Exchange Act and the rules promulgated thereunder applicable to broker-dealers. B. Riley & Co., LLC is, and has been at all times since the Reference Date, a member organization in good standing of FINRA and each other SRO of which it at any time was required to be a member, and is, and has been at all times since the Reference Date, in compliance in all material respects with all applicable rules and regulations of FINRA and any other applicable SRO as well as with the terms of its membership agreement with FINRA and any applicable SRO, including all net capital requirements and protection of investment funds and securities. Seller has furnished to Parent a current version of B. Riley & Co., LLC’s membership agreement with FINRA and any other SRO, and neither FINRA nor any such SRO has notified any Seller Group Party since the Reference Date of any intent to terminate or modify such membership agreement (and if FINRA or any other SRO has notified any Seller Group Party prior to the Reference Date of any intent to terminate or modify such membership agreement, then either (i) such matter has been addressed and is resolved in all material respects or (ii) such matter would not be reasonably likely to result in a Seller Material Adverse Effect). B. Riley & Co., LLC is duly registered as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered.

(b)          Each of B. Riley & Co., LLC’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal, registered representative or salesperson is duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects. Neither B. Riley & Co., LLC nor any “associated person” (within the meaning of the Exchange Act) of B. Riley & Co., LLC is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an “associated person” of a registered broker-dealer, and neither B. Riley & Co., LLC nor any “associated person” is disqualified from being an “associated person” of B. Riley & Co., LLC under FINRA’s By-laws or rules. There is no civil or administrative action pending or, to the Knowledge of the Seller Group, threatened that, if resolved adversely to B. Riley & Co., LLC or its “associated persons”, would result in B. Riley & Co., LLC or any “associated person” becoming subject to a statutory disqualification under the Exchange Act.

(c)          Neither B. Riley & Co., LLC nor any of its Affiliates is subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since the Reference Date has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted a board or manager resolution at the request or suggestion of, any regulatory authority or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “Regulatory Agreement”), nor has B. Riley and Co. Inc. or any of its Affiliates been advised in writing or otherwise since the Reference Date by any regulatory authority or Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement nor is there any pending or, to the Knowledge of B. Riley & Co., LLC, threatened regulatory investigation.

(d)          Since the Reference Date, B. Riley & Co., LLC has timely filed all reports, registrations, declarations, notices, statements, and other filings (including FOCUS reports), together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority (including the SEC and FINRA), including all reports, registrations, declarations, notices, statements and filings required under the Exchange Act, except for such filings the failure to make or to make timely would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect. As of their respective dates, all such reports, registrations, declarations, notices, statements, and other filings complied in all material respects with the Laws enforced or promulgated by the Governmental Authority with which they were filed. Except for normal examinations conducted by a SRO in the regular course of the business of B. Riley & Co., LLC, no SRO has initiated since the Reference Date any proceeding or investigation into the business or operations of B. Riley & Co., LLC or any of its employees, agents, brokers or representatives. There is no unresolved violation, criticism, or exception by any SRO with respect to any report or statement relating to any examination of B. Riley & Co., LLC, other than any such violations, criticisms or exceptions that would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(e)          Since the Reference Date, B. Riley & Co., LLC has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs) and reports filed with FINRA or any Governmental Authority.

(f)          B. Riley & Co., LLC is not subject to any Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(g)          Seller has made available to Parent a true and correct copy of B. Riley & Co., LLC’s Uniform Application for Broker-Dealer Registration on Form BD, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (“Form BD”). The Form BD and each of B. Riley & Co., LLC’s other registrations, forms, and other reports filed with any Governmental Authority complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(h)          Seller has provided or made available to Parent true and correct copies of all examination reports with respect to any examination of B. Riley & Co., LLC conducted by any Governmental Authority within the last twelve (12) months prior to the date of this Agreement. Any issues raised with respect to examination reports with respect to any examination of B. Riley & Co., LLC conducted by any Governmental Authority prior to such date have been addressed and fully and finally resolved, other than any such issues that would not be reasonably likely to have a Seller Material Adverse Effect.

(i)          B. Riley & Co., LLC has adopted and implemented written policies and procedures that are reasonably designed to comply with the applicable federal and state securities and commodities laws, rules and regulations including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, supervisions, books and records, risk assessment and continuing education and the rules of any SRO having jurisdiction, and all such policies and procedures comply in all material respects with applicable Laws, and since the Reference Date, there has not been any material violation of any such policy or procedure.

(j)          None of the activities of B. Riley & Co., LLC requires it to be registered as an exchange or transfer agent, a clearing agency, an alternative trading system, a government securities dealer, a commodity trading advisor or commodity pool operator.

(k)          B. Riley & Co., LLC is not required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

(l)          To the Knowledge of B. Riley and Co. Inc., there are no facts or circumstances that would reasonably be likely to (a) cause FINRA to not approve the acquisition by Parent of B. Riley & Co., LLC or (b) cause FINRA to revoke or restrict in any material respect the license of B. Riley & Co., LLC to operate as a broker-dealer as a result of the consummation of the acquisition by Parent of B. Riley & Co., LLC.

Section 2.28       Certain Trading Activities. Other than pursuant to the Stock Purchase Agreement, no Seller Group Party has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with any Seller Group Party, engaged in any transactions in the securities of Parent (including any “short sales” as defined in the Exchange Act involving Parent’s securities) during the period commencing as of the time that such Seller Group Party first contacted, or was first contacted by, Parent regarding the transactions contemplated by this Agreement and ending immediately prior to the execution of this Agreement.

ARTICLE 3

ADDITIONAL INVESTMENT REPRESENTATIONS AND WARRANTIES OF SELLER

Seller further represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:

Section 3.1         Investment. Seller is acquiring shares of Parent Common Stock for investment for an indefinite period for Seller’s own account, not as a nominee or agent and not with a view to the sale or distribution of any part thereof in violation of the Securities Act. Seller does not have any Contract, undertaking, or arrangement with any person to sell, transfer or grant participation to such person or other third person with respect to any shares of Parent Common Stock.

Section 3.2         Risk. Seller acknowledges that the acquisition of shares of Parent Common Stock involves a high degree of risk in that (a) an investment in Parent is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in Parent through the acquisition of shares of Parent Common Stock, (b) in the event of a dissolution of Parent, Seller could sustain the loss of Seller’s entire investment, (c) the transferability of shares of Parent Common Stock is extremely limited and Seller may not be able to liquidate Seller’s investment, and (d) Parent makes no representation and warranty whatsoever regarding projections, estimates or budgets heretofore, delivered hereafter or made available at any time to Seller with respect to future revenues, expenses, expenditures or taxes of Parent in that the Parent’s actual performance will likely vary in material respects.

Section 3.3        Investment Experience. Seller has made equity investments in companies or is experienced in business matters and regards Seller as a sophisticated investor able to evaluate investment and financial information or chose independent professional advisors to assist in such evaluation and, either alone or with such advisers, has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in Parent Common Stock and has the capacity to protect Seller’s own interests in connection with Seller’s acquisition of shares of Parent Common Stock. Seller has determined that Seller can afford to bear the risk of the investment in Parent Common Stock, including loss of the entire investment in Parent.

Section 3.4         Information. Seller has received and reviewed all information that Seller considers necessary or appropriate for deciding whether to acquire shares of Parent Common Stock. Seller (and/or Seller’s professional advisors, if any) has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the acquisition of shares of Parent Common Stock hereunder and regarding the business, financial condition, properties, operations, prospects and other aspects of Parent and its Subsidiaries and all such questions have been answered to Seller’s full satisfaction. Seller has further had the opportunity to obtain all information (to the extent that Parent possesses or can acquire such information without unreasonable effort or expense) which Seller deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to Seller.

Section 3.5         Accredited Investor. Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect and, for the purpose of Section 25102(f) of the California Corporations Code, Purchaser is excluded from the count of “purchasers” pursuant to Rule 260.102.13 thereunder.

Section 3.6         Reliance on Exemptions. Seller understands that the shares of Parent Common Stock is being offered and sold to Seller in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire such shares.

Section 3.7         No Governmental Review. Seller understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of Parent Common Stock or the fairness or suitability of the investment in Parent Common Stock nor have such authorities passed upon or endorsed the merits of the offering of shares of Parent Common Stock.

Section 3.8         Restricted Stock. Seller understands and agrees that: (a) the shares of Parent Common Stock received by Seller hereunder has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) Seller shall have delivered to Parent (if reasonably requested by Parent) an opinion of counsel to Seller, in a form reasonably acceptable to Parent, to the effect that such shares of Parent Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) Seller has provided Parent with reasonable assurance (which may include customary stockholder representation letters) that such shares of Parent Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (b) any sale of shares of Parent Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of shares of Parent Common Stock under circumstances in which Seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (c) except as contemplated by the registration rights agreement of even date herewith, neither Parent nor any other Person is under any obligation to register the shares of Parent Common Stock received by Seller hereunder under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. As a consequence, Seller understands that Seller must bear the economic risks of the investment in Parent Common Stock for an indefinite period of time.

Section 3.9       Advisors. Seller represents that Seller has consulted with Seller’s own tax, investment and legal advisors with respect to the federal, state, local and foreign tax consequences arising from Seller’s purchase of Parent Common Stock and the other transactions contemplated by this Agreement to the extent Seller has determined it necessary to protect Seller’s own interest in connection with the acquisition of shares of Parent Common Stock in view of Seller’s prior financial experience and present financial condition, and has relied on Seller’s own analysis and investigation and that of Seller’s advisors in determining whether to acquire shares of Parent Common Stock and consummate the other transactions contemplated by this Agreement.

Section 3.10     Tax Representation. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.11      General Solicitation. Seller acknowledges that neither Parent nor any other Person offered to sell shares of Parent Common Stock to Seller by means of any form of general advertising, such as media advertising or seminars.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as disclosed in the corresponding sections or subsections of the Parent Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), and except as disclosed in the Parent SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature), Parent, Merger Sub I and Merger Sub II represent and warrant to the Seller Group as follows:

Section 4.1       Due Organization. Each of Parent, Merger Sub I and Merger Sub II is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. Each of Parent, Merger Sub I and Merger Sub II is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2          Authority; Binding Nature of Agreement.

(a)          Power and Authority. Each of Parent, Merger Sub I and Merger Sub II has the requisite corporate or limited liability company power and authority to enter into this Agreement and the other agreements contemplated by this Agreement to which Parent, Merger Sub I or Merger Sub II is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent, Merger Sub I and Merger Sub II. No other corporate or limited liability company proceedings on the part of Parent, Merger Sub I or Merger Sub II, or any equityholder therein, are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby.

(b)          Binding Obligation. This Agreement and each other agreement executed by each of Parent, Merger Sub I and Merger Sub II in connection herewith, assuming it constitutes the valid and binding obligation of the other parties hereto (other than any of Parent, Merger Sub I or Merger Sub II), constitutes the valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to creditors’ rights and the relief of debtors; and (ii) general equitable principles.

(c)          Corporate Approvals. The board of directors of Parent (the “Parent Board”), at a meeting duly called and held on May 18, 2014, has unanimously, with the Seller abstaining, adopted resolutions, in accordance with the unanimous approval of a committee of the Parent Board consisting only of independent and disinterested directors (the “Special Committee”), determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the holders of Parent Common Stock.

Section 4.3         Subsidiaries. Parent has no direct or indirect “significant subsidiaries” (as defined in Rule 1–02(w) of Regulation S-X) other than the Merger Subs.

Section 4.4         Parent Issuance of the Securities. The shares of Parent Common Stock that make up the Acquisition Consideration have been duly authorized and, when issued in accordance with the terms of this Agreement for the consideration contemplated hereby, will be duly and validly issued, fully paid and nonassessable and free and clear of all Encumbrances suffered or permitted by Parent, other than restrictions on transfer provided for in this Agreement or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Seller Group in this Agreement, the shares of Parent Common Stock that make up the Acquisition Consideration will be issued in compliance with all applicable federal and state securities laws.

Section 4.5         Capitalization. The authorized capital stock of Parent consists of 135,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock. As of the date of this Agreement, 30,002,975 shares of Parent Common Stock are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. No other shares of capital stock of Parent are issued or outstanding. No shares of Parent Common Stock are held by Parent in its treasury. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, voting or other stockholder agreements, rights of first refusal or other Contracts or rights exist with respect to the capital stock of Parent, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, Parent has waived (or hereby irrevocably waive) any and all such rights. There is no: (i) outstanding, or right to acquire any, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, relating to, any capital stock or other securities or ownership interests in Parent; (ii) outstanding, or right to acquire any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities or ownership interests in Parent; or (iii) Contract under which Parent is or may become obligated to sell or otherwise issue any capital stock or other securities or ownership interests.

Section 4.6          Non-Contravention.

(a)          Violations and Defaults. None of the execution, delivery or performance by Parent, Merger Sub I or Merger Sub II of this Agreement, or any of the other agreements contemplated by this Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent, Merger Sub I or Merger Sub II with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, suspension, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Parent, Merger Sub I or Merger Sub II to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the properties or assets of Parent, Merger Sub I or Merger Sub II under, any provision of (i) the organizational documents of Parent, Merger Sub I or Merger Sub II, (ii) any Contract or Permit to which Parent, Merger Sub I or Merger Sub II is a party or by which any of the properties or assets of Parent, Merger Sub I or Merger Sub II are bound, (iii) any Order applicable to Parent, Merger Sub I or Merger Sub II or any of the properties or assets of Parent, Merger Sub I or Merger Sub II or (iv) any applicable Law, except in the case of clauses (ii), (iii) or (iv) above for such conflicts, violations, defaults, rights, obligations, losses, payments, entitlements or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Filings and Notices. Except for the filing of the Certificate of Merger, the Second Certificate of Merger, any notification filings with FINRA or otherwise relating to the over-the-counter bulletin board on which Parent is traded, and such securities filings as may be required in connection with the issuance of the shares of Parent Common Stock contemplated hereby, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Parent, Merger Sub I or Merger Sub II in connection with the execution, delivery and performance of this Agreement or any of the other agreements contemplated by this Agreement, the compliance by Parent, Merger Sub I or Merger Sub II with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 4.7          Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.

Section 4.8          SEC Filings. Parent has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Parent SEC Documents”). Parent has made available to Seller all such Parent SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirement of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing as of the date of the last such amendment or superseding filing prior to the date hereof), contain any untrue statement of a material fact or failed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent SEC Documents are the subject of any unresolved, pending comment letters or proceeding of the SEC.

Section 4.9          Legal Proceedings; Orders. Except as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or its assets before any court, agency, authority or arbitration tribunal and (ii) neither Parent or any of the officers or other employees of Parent in his or her capacity as such is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal.

Section 4.10       Financial Statements. The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

Section 4.11       Absence of Changes. Since the date of the latest financial statements included within the Parent SEC Documents filed prior to the date of this Agreement, Parent and each of its Subsidiaries has been operated in the Ordinary Course of Business, and since such date there has not been any Parent Material Adverse Effect.

Section 4.12       Environmental Matters. To Parent’s Knowledge, Parent (i) is not in violation of any Environmental Law, (ii) does not own or operate any real property contaminated with any substance that is in violation of any Environmental Law, (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Law, and (iv) is not subject to any claim relating to any Environmental Law, which violation, contamination, liability or claim would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect; and there is no pending or, to Parent’s Knowledge, threatened investigation that might lead to such a claim.

Section 4.13       Employment Matters. No material labor dispute exists or, to Parent’s Knowledge, is imminent with respect to any of the employees of Parent which would have a Parent Material Adverse Effect. None of Parent’s employees is a member of a union that relates to such employee’s relationship with Parent, and Parent is not a party to a collective bargaining agreement, and Parent believes that its relationship with its employees is good.

Section 4.14        Compliance. None of Parent or any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent), nor has any such entity received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other material Contract (whether or not such default or violation has been waived), (ii) is in violation of any order of any Governmental Authority having jurisdiction over any such entity or its properties or assets and (iii) is or has ever been, in violation of, or in receipt of notice that it is in violation of, any Law of any Governmental Authority applicable to such entity, except in each of (i), (ii) and (iii) as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.15        Regulatory Permits. Parent and each of its Subsidiaries possess all Permits necessary to conduct their respective business as described in the Parent SEC Documents, except where the failure to possess such Permits would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect (“Parent Material Permits”), and (i) no such entity has received any notice of proceedings relating to the revocation or modification of any such Parent Material Permits and (ii) Parent has no Knowledge of any facts or circumstances that would reasonably be likely to give rise to the revocation or modification of any Parent Material Permits.

Section 4.16       Title to Assets. Neither Parent nor any of its Subsidiaries owns any real property. Each of Parent and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it which is material to the business of such entity, in each case free and clear of all Encumbrances except for Permitted Encumbrances. Any real property and facilities held under lease by such entity are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such property and buildings by such entity.

Section 4.17        Intellectual Property. To Parent’s Knowledge, Parent or its Subsidiaries possess the Intellectual Property Rights necessary for the conduct of their respective businesses as now conducted and which the failure to so own, possess, license or have other rights to use would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Except where any such violations or infringements would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s Knowledge (i) Parent’s or its Subsidiaries’ use of any such Intellectual Property Rights in the conduct of its business as presently conducted does not infringe upon the rights of any third parties; (ii) there is no infringement by third parties of any such Intellectual Property Rights; (iii) there is no pending or threatened Legal Proceeding challenging such entity’s rights in or to any such Intellectual Property Rights; (iv) there is no pending or threatened Legal Proceeding challenging the validity or scope of any such Intellectual Property Rights; and (v) there is no pending or threatened Legal Proceeding that such entity infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

Section 4.18       Insurance. Parent and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as Parent believes to be prudent in the businesses and locations in which such entities are engaged. Neither Parent nor any such Subsidiary has received any notice of cancellation of any such insurance, nor does Parent have any Knowledge that any such entity will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.19       Transactions With Affiliates and Employees. None of the officers or directors of Parent and, to Parent’s Knowledge, none of the employees of Parent, is presently a party to any transaction with Parent or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, except as contemplated by this Agreement or set forth in the Parent SEC Documents filed prior to the date of this Agreement.

Section 4.20       Internal Accounting Controls. Parent’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Parent as of the end of the period covered by the most recently filed periodic report under the Exchange Act prior to the date of this Agreement (such period end date, the “Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of Parent that have adversely materially affected, or are reasonably likely to adversely materially affect, the internal control over financial reporting of Parent.

Section 4.21        Sarbanes-Oxley; Disclosure Controls. Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it.

Section 4.22        Registration Rights. Other than as set forth in any agreements contemplated by this Agreement, no Person has any right to cause Parent to effect the registration under the Securities Act of any securities of Parent other than those securities which are currently registered on an effective registration statement on file with the SEC.

Section 4.23       Listing and Maintenance Requirements. Parent’s common stock is registered pursuant to Section 12(g) of the Exchange Act, and Parent has taken no action designed to terminate the registration of the common stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.

Section 4.24       Investment Company. Parent is not, and is not an Affiliate of, and immediately following the Closing will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25       Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between Parent and an unconsolidated or other off balance sheet entity that is required to be disclosed by Parent in its Parent SEC Documents (including, for purposes hereof, any that are required to be disclosed in a Form 10) and is not so disclosed or that otherwise would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.26        Foreign Corrupt Practices. Parent, nor to Parent’s Knowledge, any agent or other person acting on behalf of Parent, has not: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Parent (or made by any person acting on Parent’s behalf of which Parent is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.27       No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable law, the certificate of incorporation of Parent, the bylaws of Parent or otherwise in order for Parent, Merger Sub I and Merger Sub II to consummate the Mergers, the BRH Securities Purchase or the RIM Securities Purchase.

Section 4.28       No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers, the BRH Securities Purchase or the RIM Securities Purchase based upon arrangements made by or on behalf of Parent, Merger Sub I or Merger Sub II.

Section 4.29       Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Capital, LLC, dated as of the date hereof, to the effect that, as of such date, the Stock Sale, the Debt Repayment and the Merger, taken together, are fair, from a financial point of view, to the holders of Parent Common Stock.

Section 4.30       Takeover Statute. No Takeover Statute is applicable to Parent’s issuance of Parent Common Stock hereunder (with the exception of Section 203 of Delaware Law). The action of the Parent Board in approving this Agreement and the transactions contemplated hereby and thereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby and thereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 4.31       Tax Matters.

(a)          From the period since its formation through the Effective Time, (i) Merger Sub I has been treated as a “corporation” for U.S. federal income Tax purposes and (ii) Merger Sub II has been treated as an entity disregarded from its owner for U.S. federal income tax purposes.

(b)          To the Knowledge of Parent, none of Parent nor any Affiliate thereof, including for the avoidance of doubt, Merger Sub I and Merger Sub II, has taken, proposed to take or agreed to take any action, not contemplated by this Agreement, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)          Parent has no plan or intention to redeem Parent Common Stock issued to Seller pursuant to the Merger, and no Person related to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(4) has a  plan or intention to purchase Parent Common Stock issued to Seller pursuant to the Merger.

(d)          Neither Parent nor either of the Merger Subs is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(e)          To the Knowledge of Parent, Parent will not become an investment company as defined in Section 351(e) of the Code as a result of the transactions contemplated hereby.

(f)          Parent has no plan or intention to cause Surviving Entity to sell or otherwise dispose of any of its assets, except for dispositions made in the Ordinary Course of Business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder, including Treasury Regulations Section 1.368-2(k).

(g)          The transactions contemplated by this Agreement are being effected for bona fide business reasons. Following the Merger, Parent intends to cause Surviving Entity to continue BRC’s historic business or to use a significant portion of BRC’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

(h)          Parent has no plan or intention to cause Surviving Entity to issue any equity interests after the Mergers that would result in the Surviving Entity being regarded as an entity separate from Parent for U.S. federal and applicable state and local income Tax purposes.

(i)          Parent is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1         Interim Covenants.

(a)          General. Each of Seller and Parent (for purposes of this Section 5.1, each a “Covenanting Party”), from the date of this Agreement until, with respect to Parent and its Affiliates and BRC and its Subsidiaries, the First Closing, and with respect to Seller and the other Seller Group Companies, the applicable Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to in writing signed by the other (such consent not to be unreasonably withheld, delayed or conditioned), shall with respect to the Seller Group Companies and Parent and its Affiliates, as applicable: (i) conduct the business of each such entity in the Ordinary Course of Business; (ii) keep intact each such entity and its business, as presently conducted and as presently proposed to be conducted in the future; (iii) use commercially reasonable efforts to keep available the services of the directors, managers, officers, employees, independent contractors and agents of each such entity, maintain each such entity’s insurance policies as currently in effect, retain and maintain good relationships with each such entity’s customers and maintain each such entity’s assets and facilities in good condition; (iv) cause each such entity to perform its obligations under any Contract and comply with Laws and Permits; and (v) maintain the goodwill and reputation associated with each such entity.

(b)          Specific Actions. Without limiting the generality of Section 5.1(a), each Covenanting Party agrees that it shall not, and it shall not cause, authorize or permit any of Parent’s Affiliates or any Seller Group Company, as applicable, to, except to the extent expressly permitted by this Agreement or otherwise consented to in writing signed by the other (such consent not to be unreasonably withheld, delayed or conditioned):

(i)          adopt or propose any change to any such entity’s organizational documents;

(ii)         merge or consolidate with any other Person or acquire a material amount of equity or (other than in the Ordinary Course of Business) assets of any other Person or effect any business combination, recapitalization or similar transaction;

(iii)        other than in the Ordinary Course of Business, sell, lease or dispose of or make any contract for the sale, lease or disposition of, or make subject to a security interest or any other Encumbrance, any such entity’s properties or assets;

(iv)        (A) increase the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required by a Contract as existing on the date hereof or by applicable Law, to their current and former directors, officers or employees or other service providers, (B) grant any severance or termination pay or retention payments or benefits to, or enter into or amend or terminate any employment, severance, retention, change in control, consulting or termination Contract with, any current or former director, officer or other employee or other service providers, (C) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any current or former director, officer or employee or other service providers, (D) pay or make any accrual or other arrangement for, or take any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, (E) hire, elect or appoint any officer or senior director-level employee, or (F) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any officer or senior director-level employee, except for any such actions as described in (A) through (F) of this Section 5.1(b)(iv) as are taken in the Ordinary Course of Business;

(v)         incur or guarantee any Indebtedness, other than in the Ordinary Course of Business, or issue any commercial paper;

(vi)        enter into any leases of real property;

(vii)       enter into any Related-Party Contract (other than with respect to the transactions contemplated by the Stock Sale and Debt Repayment);

(viii)      amend or prematurely terminate, waive any material right or remedy under, or commit a breach of, any Related-Party Contract (other than with respect to the transactions contemplated by the Debt Repayment);

(ix)         authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any securities or other ownership interests (other than Parent with respect to the transactions contemplated by the Stock Sale);

(x)          change any of its methods of accounting or accounting practices in any material respect;

(xi)         except in the Ordinary Course of Business, make, amend or revoke any material election with respect to Taxes, amend any Tax Return involving a material amount of additional Taxes, change any accounting method relating to material Taxes, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settle or compromise any material Tax Liability;

(xii)        willfully (A) take any action, (B) fail to take any action or (C) enter into any agreement or understanding, in each case, with the actual knowledge that such action, failure to take action or entry into such agreement or understanding would cause a Seller Group Party to be in breach of a specific representation or representations made in this Agreement;

(xiii)       except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person;

(xiv)      declare, set aside or pay any dividend on, or make any other distribution in respect of, its equity securities or other ownership interests;

(xv)       adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or dissolution; or

(xvi)      agree or commit to do any of the foregoing.

Section 5.2         Equityholder Approval. As promptly as practicable after the execution of this Agreement, each Seller Group Company shall, in accordance with its organizational documents and applicable Law, to the extent not yet obtained, obtain any and all requisite approvals of its equityholders and boards or directors or other governing bodies, of this Agreement, the other documents contemplated by this Agreement, and the transactions contemplated hereby and thereby.

Section 5.3         Access to Information. Each of Parent and Seller shall, and shall cause each Parent Subsidiary or each Seller Group Company, as applicable, and each of their respective Affiliates, directors, officers, employees, agents and other representatives to, afford to Seller or Parent, as applicable, and its representatives and agents, access to all of the assets, properties, books, records, employees, representatives, agents and customers of each such entity in order to afford the other an opportunity of review, examination and investigation of the affairs of each such entity as shall reasonably be requested by Parent or Seller, as applicable, in connection with the transactions contemplated by this Agreement until the applicable Closing Date, provided that each of Parent and Seller shall keep confidential all of the foregoing in accordance with the Confidentiality Agreement.

Section 5.4         Public Disclosure. Except as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or over-the-counter bulletin board on which a party’s securities are listed, prior to the First Closing: (a) Parent and Seller shall consult with each other before Parent or any Seller Group Party issues any press release or otherwise makes any public statement or any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby; and (b) neither Parent nor any Seller Group Party shall issue any such press release or make any such public statement or disclosure without the prior approval of Parent or Seller, as applicable (which approval shall not be unreasonably withheld, delayed or conditioned).

Section 5.5         Financial Statements. The Seller Group shall, and shall cause each Seller Group Company, and each of their respective Affiliates, directors, officers, employees, agents and other representatives, to use commercially reasonable efforts to (a) provide such financial statements or other financial information as reasonably requested by Parent for inclusion in the Parent SEC Documents and (b) assist Parent as requested in the preparation of any Parent SEC Documents relating to, or incorporating information regarding, any Seller Group Party.

Section 5.6          Notification of Certain Matters. Each of Parent and the Seller Group shall give prompt notice to the other of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of or with respect to such party contained herein to be untrue or inaccurate in any material respect at or prior to the Final Closing and (b) any failure of any such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by or with respect to such party hereunder. The delivery of any notice pursuant to this Section 5.6 shall not, without the express written consent of Parent or Seller, as applicable, be deemed to (i) modify the representations or warranties hereunder of the other party, (ii) modify the conditions set forth in ARTICLE 6 or (iii) limit or otherwise affect the remedies available hereunder to Parent or Seller, as applicable.

Section 5.7          Reasonable Efforts.

(a)          Standard. Each party agrees to use all commercially reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other public or private Persons required to consummate the transactions contemplated by this Agreement, (ii) provide such other information and communications to such Governmental Authorities or other public or private Persons as the other party or such Governmental Authorities or other public or private Persons may reasonably request in connection therewith and (iii) consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of all conditions hereto, (iv) prevent and to lift any restraint, injunction or other legal bar to the transactions contemplated by this Agreement, (v) defend and challenge any lawsuits or other Legal Proceedings to which it is a party challenging or affecting this Agreement or the transactions contemplated hereby or seeking to prohibit or delay the consummation of the transactions contemplated hereby or rescind, vacate, or otherwise challenge any approvals granted by any Governmental Authority and (vi) if any Takeover Statute or other anti-takeover regulation, charter provision or Contract is or shall become applicable to the transactions contemplated hereby, grant such approvals and take such actions as are necessary under such provision or Law so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such provision, Law or Contract. Without limiting the generality of the foregoing, Parent agrees to use all commercially reasonable efforts to consummate the Reverse Stock Split, the Stock Sale and the Debt Repayment as soon as reasonably practicable after the date of this Agreement.

(b)          Notices. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent and approval obtained, taken, made, given, or denied. In addition, the parties shall use reasonable efforts to cooperate with each other in (i) determining whether any other filings are required to be made with, or other consents, permits, approvals or waivers are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such other filings and timely seeking all such other consents, permits, approvals, or waivers.

Section 5.8       No Transfer. Neither Seller nor any Seller Group Company shall sell, transfer, assign or hypothecate any securities or other ownership interests beneficially owned by any Seller Group Party in any other Seller Group Party (except to Parent pursuant to the terms hereof) without the prior written consent of Parent.

Section 5.9         Escrow Agreement. At or before the First Closing, Parent and Seller shall, and Parent and Seller shall use commercially reasonable efforts to cause the Escrow Agent to, execute the Escrow Agreement.

Section 5.10       No Shop.

(a)          Alternate Transactions. The Seller Group shall, and shall cause each Seller Group Company, and each of their respective Affiliates, directors, officers, employees, agents and other representatives to, immediately discontinue any discussions or negotiations with any Person (other than Parent, Merger Sub I and Merger Sub II) relating to any possible acquisition of any Seller Group Company (whether by way of merger, purchase of securities or other ownership interests, purchase of assets or otherwise) or any liquidation, dissolution, recapitalization or other significant corporate reorganization of any Seller Group Company (an “Alternate Transaction”). Until the earlier of the applicable Closing or the termination of this Agreement pursuant to the terms hereof, the Seller Group shall not, and shall cause each Seller Group Company, and each of their respective Affiliates, directors, officers, employees, agents and other representatives not to, take any of the following actions with any Person other than Parent, Merger Sub I and Merger Sub II: (i) solicit, initiate, authorize, recommend, propose, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to any possible Alternate Transaction, (ii) furnish or cause to be furnished to any Person, other than Parent, Merger Sub I or Merger Sub II, information relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Alternate Transaction, or (iii) enter into any agreement with any Person providing for any possible Alternate Transaction.

(b)          Notices. If any Seller Group Party, or any of their respective Affiliates, directors, officers, employees, agents and other representatives receives any inquiry or proposal relating to an Alternate Transaction from any Person (other than Parent, Merger Sub I and Merger Sub II) at any time prior to the Final Closing, then the Seller Group shall promptly (and in no event later than twenty-four (24) hours after the Seller Group becomes aware of such inquiry or proposal) (i) advise Parent orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (ii) provide to Parent a copy of such inquiry or proposal, if in writing, and (iii) notify such Person in writing that the Seller Group is subject to an exclusivity agreement with respect to the sale of any Seller Group Company that prohibits it from considering the bid, expression of interest or information.

Section 5.11     Confidentiality. The parties acknowledge that certain of the parties previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The parties agree that except as otherwise set forth herein, this Agreement is subject to the terms and conditions of the Confidentiality Agreement. Each party hereto, regardless of whether it is a party to the Confidentiality Agreement, shall hold, and shall cause their respective Affiliates, directors, officers, employees, agents and other representatives to hold, in confidence, in accordance with the terms of the Confidentiality Agreement as if such party were a party thereto, all confidential information furnished to them by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement.

Section 5.12        Employment and Benefits Arrangements.

(a)          Seller Group Plans. From the Effective Time through the twelve (12) month period following the Final Closing Date (the “Continuation Period”), Parent shall provide or cause to be provided, with respect to any employees of any applicable Seller Group Company who continue to be employed by Parent, Surviving Entity I or Surviving Entity following the Effective Time, the BRH Closing and the RIM Closing as applicable (such employees “Continuing Employees”) base salary and incentive compensation opportunities, or commission opportunities, as applicable, for each Continuing Employee as are in effect for such employee immediately prior to the Effective Time and benefits to the Continuing Employees that are substantially comparable, in the aggregate, to the benefits provided to such employees immediately prior to the Effective Time. Following the Continuation Period, Continuing Employees will be paid base salary and be eligible to participate in the employee benefits and compensation plans, programs, policies and arrangements of the Parent and its Subsidiaries on the same basis and terms and conditions as apply to similarly situated employees of the Parent and its Subsidiaries. With respect to severance benefits, during the Continuation Period, Continuing Employees will be eligible for severance benefits that are provided to similarly situated employees of Parent and its Subsidiaries.

(b)          Service. With respect to any employee benefit plans as may be maintained for employees of any Seller Group Company during the twelve (12)-month period following the Effective Time by Parent or any Subsidiary of Parent (including plans or policies providing vacation entitlement), service by such employees performed for the Seller Group Companies shall be treated as service with Parent or its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting, levels of benefits and benefit accrual. Parent shall use its reasonable efforts to cause such service to also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, and Parent shall use its commercially reasonable efforts to credit or cause the applicable Subsidiary of Parent to credit towards co-payments, deductibles and out of pocket maximums under any employee welfare benefit plan maintained by Parent or its Subsidiaries any analogous payments by any such employees under such a plan in the plan year in which the First Closing occurs. Parent also shall honor or cause its Subsidiaries to honor all vacation, personal and sick days accrued by such employees under the Seller Group Plans prior to the applicable Closing.

(c)          No Amendment. Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any Seller Group Plan or other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Parent, Surviving Entity I or any of their Subsidiaries or Affiliates to amend, modify or terminate any Seller Group Plan or other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any Person any other rights as a third party beneficiary of this Agreement.

(d)          Certain Additional Actions. Prior to the First Closing, BRC shall take the steps necessary to enter into the agreements contemplated by Section 2.4(d) of the Seller Disclosure Schedule and terminate the Phantom Equity Plans and Employee Profit Distribution Plans in their entirety such that such plans shall be of no further force and effect upon final payment to the holders of Awards outstanding as contemplated by the termination documents discussed by the parties hereto and in the amounts discussed by the parties, including (i) causing each person identified in Section 2.4(d) of the Seller Disclosure Schedule to enter into the agreements contemplated thereby and each Participant (as defined in the Phantom Equity Plans and Employee Profit Distribution Plans) to execute an acknowledgement and release agreement in the form mutually agreed upon by Seller and Parent and (ii) providing Parent copies of each such executed agreement.

Section 5.13       Resignation of Directors and Officers. The Seller Group shall cause any director of any of the Seller Group Companies in office immediately prior to the Effective Time, other than Seller, to resign as director of the Seller Group Companies effective as of the Effective Time.

Section 5.14       Section 280G Approval. To the extent applicable, prior to each Closing, the Seller Group shall (a) take all necessary actions (including soliciting waivers or other consents from each “disqualified individual” within the meaning of the Treasury Regulations under Section 280G of the Code) in order to solicit the approval and consent of all Persons entitled to vote (within the meaning of the Treasury Regulations of Section 280G of the Code) with respect to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that could, in the absence of equityholder approval of such payments and/or benefits, be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) (the “Waived 280G Benefits”), and (b) solicit the approval of the applicable equityholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits and in form and substance reasonably satisfactory to Parent and its counsel (the “Section 280G Approval”). Parent shall have the right to review and comment on all documents and materials relating to the Waived 280G Benefits and the Section 280G Approval thereof in advance of the solicitation of such approval.

Section 5.15       Deferred Closings. In the event that the First Closing occurs, but the RIM Closing or the BRH Closing are not each consummated prior to the date that is six (6) months after the date of this Agreement, as a result of the failure of one or more of the conditions set forth in Section 6.4, Section 6.6, Section 6.5 or Section 6.6, the Seller Group, to the extent requested by Parent and for no additional consideration, agrees to use its commercially reasonable efforts to cause each applicable Seller Group Party to take all actions consistent with applicable Law as are necessary or reasonably requested by Parent to provide Parent with all of the benefits and burdens (including for the avoidance of doubt, with respect to any Taxes that would be the responsibility of Parent if the RIM Closing or the BRH Closing, as applicable, occurred) of owning the RIM Securities and BRH Securities, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 5.16       Tax Matters.

(a)          Seller shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns relating to any Seller Group Company that are required to be filed on or before the applicable Closing Date or that are income Tax Returns required to be filed after the applicable Closing Date for any taxable period that ends on or before the applicable Closing Date (each, a “Seller Tax Return”). All such Seller Tax Returns shall be prepared in a manner consistent with past practices of each Seller Group Company to the extent such past practices comply with applicable Tax law. Seller shall provide Parent with a copy of a completed draft of each Seller Tax Return that is an income Tax Return and all other material Seller Tax Returns at least thirty (30) days prior to the due date for filing thereof, along with supporting work papers, for Parent’s review and comment, and shall consider in good faith any reasonable changes requested by the Parent on such Seller Tax Returns.

(b)          Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns relating to any Seller Group Company that are required to be filed after the applicable Closing Date (each a “Parent Tax Return”). All Parent Tax Returns for any taxable period ending on or before an applicable Closing Date or for any Straddle Period shall be prepared in a manner consistent with past practices of each Seller Group Company to the extent such past practices comply with applicable Tax law. Parent shall provide Seller with a copy of a completed draft of each Parent Tax Return with respect to which Seller may have any potential liability under this Agreement at least thirty (30) days prior to the due date for filing thereof, along with supporting work papers, for Seller’s review and comment, and shall make any reasonable changes requested by the Seller on such Parent Tax Returns.

(c)          The applicable Seller Group Company shall timely pay, or cause to be paid, any Taxes of such Seller Group Company due after the applicable Closing Date but, for the avoidance of doubt, without prejudice to any indemnification rights Parent otherwise is entitled to hereunder.

(d)          Parent shall notify Seller in writing within ten (10) Business Days of receipt by Parent, any of its Affiliates or any Seller Group Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Seller Group Companies (“Tax Contest”) for which Seller would be required to indemnify Parent pursuant to Section 8.2; provided, that failure to comply with such notice requirement shall not affect Parent’s right to indemnification under this Agreement except to the extent such failure adversely affects Seller’s ability to defend against such Tax matter. Seller shall have the exclusive right to control any Tax Contest that relates solely to a taxable year or period ending on for before the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense; provided that Seller shall not agree to any settlement of any such matter that would adversely affect Parent or the Seller Group Companies, including the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, or the denial of amortization or depreciation deductions, without the prior written consent of Parent, which consent shall not be unreasonably delayed, conditioned, or withheld. Parent shall have the exclusive right to control any other Tax Contests; provided, however, that with respect to any Tax Contest for which Seller reasonably could be expected to have any indemnification obligation under Section 8.2 (each a “Pre-Closing Tax Contest”): (i) Seller will have the right to participate in the defense of such Pre-Closing Tax Contest at the sole expense of Seller; (ii) Parent will promptly provide Seller with copies of all materials prepared or received in connection with such contest and will consult with Seller before taking any significant action in connection with such Pre-Closing Tax Contest; and (iii) Seller shall have the right to approve any settlement of such Pre-Closing Tax Contest, such approval not to be unreasonably delayed, conditioned, or withheld. To the extent of any conflict between the provisions of this Section 5.16(d) and ARTICLE 8, this Section 5.16(d) shall control.

(e)          Each of the parties hereto shall, to the extent relevant and unless prohibited by applicable law, treat the current taxable periods of each Seller Group Company as ending as of the close of the applicable Closing Date (or, in the case of the final U.S. federal income Tax Returns of BRC, as of the close of the day before the applicable Closing Date). In the case of any Straddle Period: (i) the amount of any Taxes based on or measured by income, receipts or payroll allocable to a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the applicable Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Seller Group Company holds a beneficial interest shall be deemed to terminate at such time); and (ii) the amount of any other Taxes allocable to a Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the applicable Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)          Any Tax refunds that are received by Parent or any of its Affiliates (or credits for overpayments for Tax to which any of the foregoing are entitled) and that relate to Taxes paid by any Seller Group Company on or prior to the applicable Closing Date or Taxes reflected in Closing Net Working Capital shall be for the account of Seller, other than refunds (or credits) that were included as an asset in determining Closing Net Working Capital or are attributable to any loss incurred after the applicable Closing applied as a carryback to income in a Pre-Closing Tax Period. Parent shall pay to Seller any such refund (or the amount of any such credit), net of any reasonable expenses or Taxes incurred by Parent or any of its Affiliates and specifically and separately attributable to such refund (or credit), within fifteen (15) days after receipt of such refund (or fifteen (15) days after the due date of the Tax Return claiming such credit). Except in connection with the preparation of Tax Returns pursuant to Section 5.16(a) or to the extent reasonably and timely requested by Seller, Parent shall have no obligation to claim or obtain any refund or credit that will give rise to a payment to Seller pursuant to this Section 5.16(f).

(g)          Without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, none of Parent or any Affiliate thereof (including for the avoidance of doubt, any Seller Group Company) shall amend, refile or otherwise modify any Tax Return of any Seller Group Company, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling, modification or waiver would reasonably be expected to result in Losses for which indemnification of Parent would be required hereunder.

(h)          Any and all Tax Sharing Agreements between any Seller Group Company on the one hand and any other Person on the other hand shall be terminated as of the applicable Closing Date and, from and after the applicable Closing Date, no Seller Group Company shall be obligated to make any payment pursuant to any such agreement for any past or future taxable period.

(i)          Notwithstanding anything herein to the contrary, Seller and Parent shall each bear fifty percent (50%) of any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement. The Transfer Taxes shall be paid by the party legally responsible to pay such Transfer Taxes (with the other party paying the party that is legally responsible to pay the tax its share of such tax at least three (3) Business Days before the tax payment due date). All applicable parties will join in the execution of any such Tax Returns and other documentation as required by Law.

(j)          Each of the parties hereto will cooperate, as and to the extent reasonably requested by any other party to this Agreement, in connection with any Tax matters relating to any Seller Group Company (including by the provision of reasonably relevant records or information (including information required by Code Sections 6043 and 6043A, if applicable)), including the filing of Tax Returns pursuant to Section 5.16(a) and any audit, litigation or other proceeding with respect to Taxes of any Seller Group Company. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties. Parent shall cause any Seller Group Company to retain all books and records with respect to Tax matters of any Seller Group Company relating to any taxable period beginning before the applicable Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Tax authority.

(k)          Unless otherwise required by applicable Tax law, each of the parties hereto shall report (i) the Mergers for U.S. federal and applicable state and local income Tax purposes in a manner consistent with the characterization of the Mergers as an integrated “reorganization” under Section 368(a) of the Code and (ii) the BRH Securities Purchase and the RIM Securities Purchase, when viewed together with the Mergers and the Stock Sale, as a contribution of property by Seller to Parent subject to Section 351(a) of the Code. For the avoidance of doubt: (i) except with respect to the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in ARTICLE 4 and the covenant contained in this Section 5.16(k), Parent makes no representations or warranties to any Seller Group Party regarding whether the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or the BRH Securities Purchase and the RIM Securities Purchase will qualify as a contribution of property by Seller to Parent subject to Section 351(a) of the Code; and (ii) the Seller Group acknowledges each Seller Group Party is relying solely on their own Tax advisors in connection with the Merger and the other transactions contemplated by this Agreement.

Section 5.17     Other Deliverables. Seller shall deliver to Parent, prior to the First Closing, (i) a duly executed Spousal Consent and Release, in a form mutually agreed upon by Seller and Parent, from the spouse of Seller, and cause such Spousal Consent and Release to remain in full forth and effect and (ii) a representation letter from Thomas Kelleher substantially with respect to the matters contained in ARTICLE 3 hereto and other relevant matters.

Section 5.18  Registration Rights Agreement. Parent agrees that the shares of Parent Common Stock issued pursuant to this Agreement at the First Closing shall constitute Subject Shares as defined in and for all purposes of the Registration Rights Agreement dated on or about the date hereof, by and among Parent and certain other parties thereto, including Seller and Thomas Kelleher. Prior to the First Closing, Seller agrees to execute, and to cause Thomas Kelleher to execute, a joinder to such agreement in a form mutually agreed upon by Parent and Seller.

ARTICLE 6

CONDITIONS TO THE ACQUISITION.

Section 6.1        Conditions to Each Party’s Obligation to Effect the First Closing. The respective obligations of each party hereto to effect the First Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the First Closing of the following conditions:

(a)          No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining, preventing or prohibiting consummation of applicable transactions being consummated at the First Closing or making the consummation of applicable transactions being consummated at the First Closing illegal.

(b)          Stock Sale and Debt Repayment. Parent shall have consummated (i) the Reverse Stock Split, (ii) the Stock Sale pursuant to the Stock Purchase Agreement and (iii) the Debt Repayment pursuant to the Debt Repayment Agreements.

Section 6.2         Condition to Obligations of Parent, Merger Sub I and Merger Sub II at the First Closing. In addition to the requirements set forth in Section 6.1, the obligations of Parent, Merger Sub I and Merger Sub II to effect the First Closing are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the First Closing Date of the following condition: there shall not have occurred any of the following: (i) the commission by Seller of a criminal act that has a Seller Material Adverse Effect; or (ii) any loss by any Seller Group Party of any Permit that is needed to operate the business of such Seller Group Party as now conducted either (A) federally or (B) in more than ten (10) states within the United States and, in each case, that results in a Seller Material Adverse Effect.

Section 6.3         Conditions to Each Party’s Obligation to Effect the BRH Closing. The respective obligations of each party hereto to effect the BRH Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the BRH Closing of the following conditions:

(a)          First Closing. The First Closing shall have occurred and the Merger and Second Merger shall have become effective under the DGCL and DLCA.

(b)          No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining, preventing or prohibiting consummation of applicable transactions being consummated at the BRH Closing or making the consummation of applicable transactions being consummated at the BRH Closing illegal.

(c)          Approvals. The approvals contemplated by Section 2.3(a) of the Seller Disclosure Schedule with respect to the BRH Securities Purchase shall have been obtained and all waiting periods contemplated thereby shall have expired.

Section 6.4         Conditions to Obligations of Parent, Merger Sub I and Merger Sub II at the BRH Closing. In addition to the requirements set forth in Section 6.3, the obligations of Parent, Merger Sub I and Merger Sub II to effect the BRH Closing are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the BRH Closing Date of the following conditions:

(a)          Original Securities. Seller shall deliver to Parent the original certificate(s) or other documents, if any, representing the BRH Securities.

Section 6.5         Conditions to Each Party’s Obligation to Effect the RIM Closing. The respective obligations of each party hereto to effect the RIM Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the RIM Closing of the following conditions:

(a)          First Closing. The First Closing shall have occurred and the Merger and Second Merger shall have become effective under the DGCL and DLCA.

(b)          No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining, preventing or prohibiting consummation of applicable transactions being consummated at the RIM Closing or making the consummation of applicable transactions being consummated at the RIM Closing illegal.

(c)          Approvals. The approvals contemplated by Section 2.3(a) of the Seller Disclosure Schedule with respect to the RIM Securities Purchase shall have been obtained.

Section 6.6          Conditions to Obligations of Parent, Merger Sub I and Merger Sub II at the RIM Closing. In addition to the requirements set forth in Section 6.5, the obligations of Parent, Merger Sub I and Merger Sub II to effect the RIM Closing are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the RIM Closing Date of the following conditions:

(a)          Original Securities. Seller shall deliver to Parent the original certificate(s) or other documents, if any, representing the RIM Securities.

Section 6.7         Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this ARTICLE 6, as applicable, to be satisfied if such failure was primarily due to the failure of such party to perform any of its obligations under this Agreement.

ARTICLE 7

TERMINATION

Section 7.1        Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Final Closing:

(a)          Mutual Consent. By the mutual written consent of Seller and Parent;

(b)          Outside Date. By either of Seller or Parent if the Final Closing shall not have been consummated on or before December 31, 2014; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to either Seller or Parent if the failure of the Final Closing to have been consummated on or before December 31, 2014 was caused by the failure of such party or any Affiliate of such party (including, in the case of Seller, any Seller Group Party) to perform any of its obligations under this Agreement;

(c)          Injunction. By either of Seller or Parent if any injunction or other Order having the effect set forth in Section 6.1(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if the imposition of such injunction or other Order was caused by the failure of such party or any Affiliate of such party (including, in the case of Seller, any Seller Group Party) to perform any of its obligations under this Agreement.

Section 7.2         Effect of Termination. In the event of the termination of this Agreement by Seller or Parent as provided in Section 7.1, written notice thereof shall be given to the other parties, specifying the provision hereof and a reasonably detailed description of the basis pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than (i) the provisions of ARTICLE 10 and (ii) following the First Closing, the provisions of Section 5.16 and ARTICLE 9, which in each case shall survive termination of this Agreement), and there shall be no liability on the part of any party or their respective directors, officers and Affiliates, except that nothing shall relieve any party hereto from liability for any breach of this Agreement prior to the effective date of termination.

ARTICLE 8

INDEMNIFICATION, ETC.

Section 8.1        General Survival. The representations and warranties contained in this Agreement, and the indemnity obligations related thereto, shall survive each Closing and continue until the date which is twelve (12) months from the First Closing Date (the “Expiration Date”); provided, however, that (a) the Fundamental Representations, and the indemnity obligations related thereto, shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including all periods of extension and revisiting whether automatic or permissive), (b) any claim of fraud or Willful Misrepresentation shall survive indefinitely, and (c) if a claim or notice is given under this ARTICLE 8 with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved (each of the foregoing time periods, a “Survival Period”). This Section 8.1 shall not limit any covenant or agreement, which covenants and agreements shall survive any Closing and shall continue in effect in accordance with their terms.

Section 8.2         Indemnification by Seller. Subject to this ARTICLE 8, from and after the First Closing Date and until the expiration of the applicable Survival Period as set forth in Section 8.1, Parent, Merger Sub I, Merger Sub II, Surviving Entity I and Surviving Entity and their respective Affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Parent Indemnitees”), shall be indemnified and held harmless (on a joint and several basis) by Seller, from and against and in respect of all Losses resulting from, arising out of, relating to, imposed upon or incurred by any Parent Indemnitee by reason of:

(a)          Representations and Warranties. The failure of any representation or warranty in ARTICLE 2 or ARTICLE 3 to be true and correct on the date of this Agreement and as of the First Closing as if made on and as of such Closing (provided that for purposes of determining the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to Seller Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded), except that any such representations and warranties which by their express terms are made solely as of a specified earlier date shall be true and correct only as of such specified earlier date;

(b)          Covenants. Any breach or failure by any Seller Group Party to perform any of the covenants or agreements of or with respect to such Seller Group Party contained in this Agreement;

(c)          Appraisal Rights. Any claims arising out of, related to, or in connection with the exercise of appraisal, dissenters or similar rights under applicable Law; and

(d)          Taxes. Any Indemnified Taxes.

Section 8.3        Indemnification by Parent. Subject to this ARTICLE 8, from and after the First Closing Date and until the expiration of the applicable Survival Period as set forth in Section 8.1, Seller and his Affiliates (other than Parent or any of its Subsidiaries), representatives and agents (collectively, the “Seller Indemnitees” and, together with the Parent Indemnitees, the “Indemnitees”), shall be indemnified and held harmless (on a joint and several basis) by Parent, from and against and in respect of all Losses resulting from, arising out of, relating to, imposed upon or incurred by any Seller Indemnitee by reason of:

(a)          Representations and Warranties. The failure of any representation or warranty in ARTICLE 4 to be true and correct on the date of this Agreement and as of the First Closing as if made on and as of such Closing (provided that for purposes of determining the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to Parent Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded), except that any such representations and warranties which by their express terms are made solely as of a specified earlier date shall be true and correct only as of such specified earlier date; and

(b)          Covenants. Any breach or failure by Parent, Merger Sub I or Merger Sub II to perform any of the covenants or agreements of or with respect to such party contained in this Agreement.

Section 8.4          Certain Limitations.

(a)          Basket. Neither Seller nor Parent shall be liable for any Losses with respect to the matters set forth in Section 8.2(a) or Section 8.3(a), as applicable, until the aggregate amount of all such Losses incurred by the Parent Indemnitees or the Seller Indemnitees, as applicable, exceeds $250,000 (the “Basket”); provided, however, that Losses under Section 8.2(a) or Section 8.3(a), as applicable, with respect to Fundamental Representations and Losses in the event of fraud or Willful Misrepresentation on the part of any Seller Group Party or the Parent, as applicable, shall not be subject to the Basket. If the aggregate amount of such applicable Losses exceeds $250,000, then Parent or Seller, as applicable, shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified against the amount of all Losses (and not just those Losses in excess of $250,000).

(b)          Caps.

(i)          Subject to Section 8.4(b)(ii), (A) other than with respect to claims relating to the Fundamental Representations, the total amount of Losses which either Seller or Parent (either such party in its capacity as an indemnifying party under this ARTICLE 8, an “Indemnifying Party”) shall be obligated to pay to the Parent Indemnitees under Section 8.2(a) or the Seller Indemnitees under Section 8.3(a), as applicable, shall not exceed an amount equal to $3,150,000 (the “Cap”) and (B) the total amount of Losses which Seller or Parent shall be obligated to pay the Parent Indemnitees under Section 8.2(a) or the Seller Indemnitees under Section 8.3(a), as applicable, with respect to claims relating to the Fundamental Representations shall not exceed $21,000,000 (the “Fundamental Representations Cap”). For the avoidance of doubt, any amount that Seller shall be obligated to pay the Parent Indemnitees under Section 8.2(a) (other than with respect to claims relating to the Fundamental Representations or in the event of fraud or Willful Misrepresentation on the part of a Seller Group Party) shall be satisfied exclusively by the amounts then remaining in the Escrow Fund.

(ii)         Notwithstanding Section 8.4(b)(i), the total amount of Losses which Seller or Parent shall be obligated to pay the Parent Indemnitees under Section 8.2(a) or the Seller Indemnitees under Section 8.3(a), as applicable, in the event of fraud or Willful Misrepresentation on the part of any Seller Group Party or Parent, as applicable, shall not be subject to the Cap or the Fundamental Representations Cap.

(c)          No Effect of Prior Knowledge. An Indemnitee’s right to indemnification under this ARTICLE 8 based on the breach of any representation or warranty or the failure of any representation or warranty to be true and correct as of the date hereof and the First Closing Date or the failure to perform any covenant shall not be diminished or otherwise affected in any way as a result of the existence of such Indemnitee’s knowledge of such breach, untruth or nonperformance as of the date hereof or as of such Closing Date, regardless of whether such knowledge exists as a result of the Indemnitee’s investigation or as a result of disclosure by any Seller Group Party or Parent, as applicable (or any other Person), unless such disclosures were set forth in this Agreement or in the Seller Disclosure Schedule or Parent Disclosure Schedule, as applicable.

(d)          Tax Benefit. The amount of any Loss under this ARTICLE 8 shall be reduced by the amount of any Tax savings actually recognized by the Parent, its Affiliates, any Seller Group Company or Seller, as the case may be, for the taxable year in which such Losses are incurred and arising from, or in connection with, the accrual or payment of any such Losses. For purposes of the foregoing, the Tax savings attributable to a Loss shall be calculated on a “with and without” basis.

Section 8.5        Third-Party Claims. If an Indemnitee becomes aware of a third-party claim that such Indemnitee believes, in good faith, may result in a claim of indemnification pursuant to this Agreement (an “Indemnification Claim”), Parent or Seller shall notify the other, as applicable, of such claim. The Indemnifying Party shall have the right to assume the defense of any such claim with counsel of its choosing, subject to the approval of Parent (on behalf of all Parent Indemnitees) or Seller (on behalf of all Seller Indemnitees) not to be unreasonably withheld, delayed or conditioned. Should the Indemnifying Party so elect to assume the defense of any such claim, the Indemnifying Party will not be liable to any Indemnitee for legal expenses subsequently incurred by any such Indemnitee in connection with the defense thereof, unless claims involves potential conflicts of interest or substantially different defenses for the Indemnitee and the Indemnifying Party. If the Indemnifying Party assumes such defense, the applicable Indemnitee(s) shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by any applicable Indemnitee(s) for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the immediately preceding sentences. If the Indemnifying Party chooses to defend any such claim, all the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Whether or not the Indemnifying Party shall have assumed the defense of any such claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party may pay, settle or compromise any such claim, so long as such settlement includes (A) an unconditional release of the Indemnitee(s) from all liability in respect of such claim (other than any liability to be treated as Losses for which such Indemnitee is fully indemnified against hereunder), (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee.

Section 8.6         Indemnification Procedures.

(a)          Notice of Indemnification Claim. In the event that an Indemnitee seeks a recovery in accordance with the terms of this ARTICLE 8 in respect of an Indemnification Claim, Parent or Seller, as applicable, on behalf of the applicable Indemnitee, will deliver a written notice to Seller or Parent, as applicable, that (i) specifies in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) states the aggregate amount of Losses to which such Indemnitee is entitled to indemnification pursuant to this ARTICLE 8 that have been incurred, or a good faith estimate of the aggregate amount of such Losses reasonably expected to be incurred, by such Indemnitee pursuant to such Indemnification Claim.

(b)          Joint Resolution of Indemnification Claim. If an Indemnifying Party objects to the allowance of some or all Indemnification Claims specified in such notice (the value of claims so objected, the “Contested Amount”), the Indemnifying Party must deliver a written objection to Parent or Seller, as applicable, within ten (10) Business Days after receipt by the Indemnifying Party of such notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by Parent or Seller, as applicable, of written objection, if any, Parent or Seller, as applicable, on behalf of the applicable Indemnitee will meet with the other within ten (10) Business Days to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties should so agree, (i) a memorandum setting forth such agreement will be prepared and executed by Parent and Seller and (ii) the parties shall take the actions with respect to payment of the agreed upon amounts or distributions from the Escrow Fund or otherwise as set forth in Section 8.9. In the event that the parties do not prepare and sign such a memorandum within twenty (20) Business Days after receipt of any such written objection, or such memorandum does not address in full the written objections timely delivered, then each of Parent and Seller may commence a Legal Proceeding to resolve such dispute and enforce its rights with respect thereto.

(c)          Failure to Respond. If either Parent or Seller does not receive a response from the other with respect to any Indemnification Claim set forth in the notice from Seller or Parent, as applicable, by the end of the ten (10) Business Day period referred to in Section 8.6(b), (i) the applicable Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount set forth in the notice are Losses with respect to the subject Indemnification Claim and (ii) with respect to the Losses set forth in the subject Indemnification Claim, (A) Parent and Seller shall take the actions with respect to payment of the agreed upon amounts or distributions from the Escrow Fund or otherwise as set forth in Section 8.9. If Parent or Seller fails to take such actions, the other party may commence a Legal Proceeding to seek enforcement of the obligation with respect to the Indemnification Claim.

Section 8.7         Exclusive Remedy. Other than Losses that result from fraud or Willful Misrepresentation by either Parent or any Seller Group Party, the right of each of Parent and Seller to receive indemnification payments pursuant to this ARTICLE 8 shall be the sole and exclusive right and remedy exercisable by Seller, any of its Affiliates, Parent, Surviving Entity I, Surviving Entity or any of Parent’s Affiliates with respect to any inaccuracy in or breach of any representation or warranty contained in, or any other breach of, this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 8.8         Insurance Benefits. The amount of any Losses that are subject to indemnification under this ARTICLE 8 shall be calculated net of the amount of any third-party insurance proceeds from any third party insurance actually paid to Seller, Parent or Surviving Entity, as applicable, in connection with such Losses.

Section 8.9          Indemnification Payments; Distribution of Escrow Fund.

(a)          Payment by Parent. Any indemnification of a Seller Indemnitee pursuant to this ARTICLE 8 shall be effected by wire transfer or transfers of immediately available funds from Parent to an account designated in writing by the applicable Seller Indemnitee within five (5) Business Days after the determination thereof in accordance with Section 8.6.

(b)          Initial Distribution. If the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the Expiration Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the Expiration Date, of the Contested Amounts associated with all Indemnification Claims that have not been finally resolved and paid prior to the Expiration Date in accordance with this ARTICLE 8 (each, an “Unresolved Escrow Claim,” and the aggregate dollar amount of such Contested Amounts as of the Expiration Date being referred to as the “Aggregate Pending Claim Amount”), then the Escrow Agent shall release from the Escrow Fund to Seller shares of Parent Common Stock (valued at the Parent Share Price) held in the Escrow Fund with an aggregate value equal to the amount by which the Aggregate Escrow Balance as of the Expiration Date exceeds the Aggregate Pending Claim Amount.

(c)          Other Distributions. If the parties agree on the resolution of a Contested Amount pursuant to Section 8.6(b) for which Seller is obligated to a Parent Indemnitee(s), (i) Parent and Seller shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to Parent from the Escrow Fund such amount agreed upon (or such lesser amount as may remain in the Escrow Fund) in the form of shares of Parent Common Stock (valued at the Parent Share Price) and (ii) with respect to any portion of the amount agreed in the applicable memorandum that exceeds the amount remaining in the Escrow Fund (subject to the limitations set forth in Section 8.4), as promptly as practicable and within five (5) Business Days following the delivery of such notice to the Escrow Agent, Seller shall deliver to Parent, on behalf of the applicable Indemnitee, the agreed amount by wire transfer of immediately available funds to a bank account notified to Seller by Parent. In the event of a failure to respond governed by Section 8.6(c), with respect to the Losses set forth in the subject Indemnification Claim with respect to which Seller is obligated to a Parent Indemnitee(s), (A) Parent and Seller shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to Parent from the Escrow Fund such amount (or such lesser amount as may remain in the Escrow Fund) in the form of shares of Parent Common Stock (valued at the Parent Share Price) and (B) with respect to any portion of such amount that exceeds the amount remaining in the Escrow Fund (subject to the limitations set forth in Section 8.4), as promptly as practicable and within five (5) Business Days following the delivery of such notice to the Escrow Agent, Seller shall deliver to Parent, on behalf of the applicable Indemnitee, the agreed amount by wire transfer of immediately available funds to a bank account notified to Seller by Parent. Following the Expiration Date, if an Unresolved Escrow Claim is finally resolved, Parent and Seller shall jointly execute and deliver to the Escrow Agent, within five (5) Business Days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release to Seller from the Escrow Fund shares of Parent Common Stock (valued at the Parent Share Price) held in the Escrow Fund with an aggregate value equal to the amount by which the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the Contested Amounts associated with all other remaining Unresolved Escrow Claims.

Section 8.10         Tax Treatment. The parties agree that any amounts released to Parent from the Escrow Fund pursuant to this ARTICLE 8 shall be treated as adjustments to the aggregate consideration paid or to be paid to Seller in connection with the Merger, BRH Securities Purchase and the RIM Securities Purchase for U.S. federal income tax purposes. The parties further acknowledge and agree that a portion of any amounts released to Seller pursuant to this ARTICLE 8 and the Escrow Agreement will be treated as imputed interest for federal income Tax purposes (and corresponding provisions of state, local and foreign Tax law).

ARTICLE 9

RESTRICTIVE COVENANTS

Section 9.1         Restrictive Covenants. Seller agrees that, after the applicable Closing, Parent and the applicable Seller Group Companies shall be entitled to the goodwill and going concern value of the BRC Business, the RIM Business, and the BRH Business, as applicable, and to protect and preserve the same to the maximum extent permitted by Law. Seller also acknowledges that his management contributions to the BRC Business, the RIM Business and the BRH Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of applicable Seller Group Companies. For these and other reasons and as a material inducement to Parent to enter into this Agreement and consummate the transactions contemplated hereby, Seller agrees that during the Restricted Period, Seller shall not, directly or indirectly, for Seller’s own benefit or as agent for another, other than on behalf of Parent or its Subsidiaries:

(a)          Restrictions on Competitive Activities. Carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services or advice to, or allow its name or reputation to be used in or by, any other present or future business enterprise that compete with the BRC Business, the RIM Business or the BRH Business in any of the business territories in which BRC, RIM or BRH, as the case may be, is actively conducting business or is actively engaged in the pursuit of business or has conducted business within the prior twelve (12) month period.

(b)          Restrictions on Soliciting Customers. Solicit, take away, induce or attempt to do any of the foregoing with respect to any client or customer of the BRC Business, the RIM Business or the BRH Business to terminate or adversely modify any contractual or business relationship with Parent, any applicable Seller Company or their respective Subsidiaries.

(c)          Restrictions on Soliciting Employees and Service Providers. (i) Solicit, take away, induce or attempt to do any of the foregoing with respect to any employee or other service provider of the BRC Business, the RIM Business or the BRH Business to leave Parent, any applicable Seller Company or their respective Subsidiaries or to accept any other employment or position or adversely modify any contractual or other business relationship with Parent, any applicable Seller Company or their respective Subsidiaries, or (ii) make referrals to, or otherwise assist, any other entity in hiring any such employee or service provider; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward employees of Parent, any applicable Seller Company or their respective Subsidiaries as of the applicable Closing Date or the hiring of such employees in response thereto, nor the hiring, employment or engagement of such employees who presents himself or herself for employment without direct or indirect solicitation by Seller or any Affiliate of Seller.

(d)          Nondisparagement. Publicly publish any statement or make any public statement maligning or disparaging the reputation of Parent, any applicable Seller Company or their respective Subsidiaries.

Section 9.2          Exceptions. Nothing contained in Section 9.1 shall limit the right of Seller as an investor to hold and make investments in securities of any corporation, limited liability company or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided Seller’s equity interest therein does not exceed five percent (5.0%) of the outstanding shares or interests in such corporation, limited liability group or partnership.

Section 9.3         Special Remedies and Enforcement. Seller recognizes and agrees that a breach by Seller of any of the covenants set forth in this ARTICLE 9 could cause irreparable harm to Parent, that Parent’s remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach Parent may seek a restraining order or injunction or both against Seller, in addition to any other rights and remedies which are available to Parent. If this ARTICLE 9 is more restrictive than permitted by the Laws of the jurisdiction in which Parent seeks enforcement hereof, this ARTICLE 9 shall be limited to the extent required to permit enforcement under such Laws.

Section 9.4          Representations of Seller. Seller represents that: (i) Seller is familiar with the covenants set forth in this ARTICLE 9; (ii) Seller is fully aware of his obligations under this ARTICLE 9, including the length of time, scope and geographic coverage of these covenants; (iii) Seller is receiving specific, bargained-for consideration for Seller’s covenants not to compete and not to solicit; and (iv) execution of this Agreement, and performance of Seller’s obligations under this ARTICLE 9, will not conflict with, or result in a violation or breach of, any other Contract to which the Seller is a party or any Order to which Seller is subject.

Section 9.5          Reasonableness of Terms. Seller acknowledges that the length, scope of activity and geographic coverage to which the restrictions imposed in this ARTICLE 9 shall apply (a) are fair and reasonable, (b) do not unreasonably restrict Seller’s ability to earn a livelihood and (c) are reasonably required for the protection of Parent, the Seller Companies and their respective Subsidiaries, including protecting the confidential, proprietary and trade secret information of, the stable workforce maintained by, the relationships with customers of, and the goodwill in, the Seller Group Companies acquired by Parent.

Section 9.6         Severability. The parties intend that the covenants contained in ARTICLE 9 hereof shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed eliminated from this ARTICLE 9 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable Law.

Section 9.7          Independent Covenant. Each of the covenants in this ARTICLE 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of Seller against Parent, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of any such covenant. It is understood by the parties that the covenants contained in this ARTICLE 9 are essential elements of this Agreement and that, but for the agreement of Seller to comply with such covenants, Parent would not have agreed to enter into this Agreement. Seller hereby agrees that all covenants contained in this ARTICLE 9 are material, reasonable and valid and waives all defenses to the strict enforcement hereof by Parent. The covenants in this ARTICLE 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. The covenants contained in this ARTICLE 9 shall not be affected by any breach of any other provision of this Agreement by any party hereto.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1       Expenses. Parent shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. All fees and expenses of the Escrow Agent shall be paid by equally by Parent and Seller. In addition, upon the First Closing or the termination of this Agreement in accordance with its terms, Parent shall reimburse Seller for any of the Seller Group Party’s fees, costs and expenses for legal, tax and accounting professional services incurred prior to the First Closing in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance by any such Seller Group Party of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. At least two Business Days prior to the First Closing, Seller shall provide Parent with a schedule of such amounts.

Section 10.2       Waiver.

(a)          Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3      Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Confidentiality Agreement, the Escrow Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NO MEMBER OF THE SELLER GROUP AND NONE OF PARENT, MERGER SUB I OR MERGER SUB II MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

Section 10.4       Amendment. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Parent and Seller. Notwithstanding the foregoing, each of Seller and Parent may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of, in the case of Parent, the Seller Group Parties and, in the case of Seller, Parent, Merger Sub I or Merger Sub II, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.

Section 10.5       Governing Law; Consent to Jurisdiction.

(a)          This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of Delaware.

(b)          Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any state court, or Federal court of the United States of America located within Los Angeles, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties to this Agreement hereby agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.8. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 10.6       Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of Parent and Seller, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties’ prior written consent shall be void and of no effect.

Section 10.7      Third Party Rights. Except as set forth in the final sentence of this Section 10.7, nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Indemnitees shall be third party beneficiaries of the provisions set forth in ARTICLE 8.

Section 10.8      Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as UPS, DHL or Federal Express), two Business Days after dispatch from any location in the United States; (c) if sent by facsimile transmission or email before 5:00 p.m. on a Business Day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or email on a day other than a Business Day or after 5:00 p.m. on a Business Day and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to any Seller Group Party:

Bryant R. Riley

c/o B. Riley & Co., LLC

11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

Attention: Bryant R. Riley
Facsimile: (310) 966-1448

Email: brriley@brileyco.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attention: Patrick S. Brown

Facsimile: (310) 712-8800

Email: brownp@sullcrom.com

if to Parent, Merger Sub I, Merger Sub II, Surviving Entity I or Surviving Entity:

Great American Group, Inc.

21860 Burbank Blvd.

Suite 300 South

Woodland Hills, CA 91367

Attention: Chief Executive Officer
Facsimile: (818) 884-2976

Email: agumaer@greatamerican.com

With a copy to (which shall not constitute notice):

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: Scott M. Stanton

Facsimile: (858) 523-5941

Email: sstanton@mofo.com

With a copy to (which shall not constitute notice):

Procopio, Cory, Hargreaves & Savitch, LLP

11544 High Bluff Drive, Suite 300

San Diego, CA 92130

Attention: Paul B. Johnson

Facsimile: (619) 744-5443

Email: paul.johnson@procopio.com

Section 10.9      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.10     Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)          Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles or Sections of this Agreement and Exhibits or Schedules to this Agreement.

(d)          The bold-faced headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 10.11    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate. Further, each party agrees that in any action for specific performance brought to enforce a party’s obligations under this agreement, if specific performance or other equitable relief is granted, the party obtaining such remedy or relief shall be entitled to be reimbursed for its reasonable expenses incurred in connection with such action, including its attorney’s fees and expenses.

ARTICLE 11

DEFINITIONS

Section 11.1       Definitions. (a) The following terms, as used herein, have the following meanings:

“Acquisition Consideration” means the number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the quotient of $21,000,000 divided by the Parent Share Price, (i) if the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, increased by the number of shares of Parent Common Stock (valued at the Parent Share Price) equal to the value of the amount of such excess, and (ii) if the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, decreased by the number of shares of Parent Common Stock (valued at the Parent Share Price) equal to the value of the amount of such excess.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means any Award (as defined in the Phantom Equity Plans), Distribution Unit (as defined in the Employee Profit Distribution Plans) or any other participation, distribution, equity, incentive or other right, Contract, or arrangement to receive any consideration whatsoever or imposing any Liability or obligation on any Person whatsoever.

“Balance Sheet Date” means March 31, 2014.

“BRC Business” means the business of BRC and its Subsidiaries, as conducted as of the First Closing Date.

“BRC Common Stock” means the common stock, no par value, of BRC.

“BRH Business” means the business of BRH and its Subsidiaries, as conducted as of the BRH Closing Date.

“BRH Securities” means all membership interests in BRH and any other equity securities of BRH (including all outstanding unexpired and unexercised options, warrants or other rights to acquire or receive any membership or other equity interest of BRH, or profits interests, profit participation or other similar rights with respect thereto, whether vested or unvested, if any).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in Los Angeles, California.

“Closing” means any of the First Closing, the RIM Closing and the BRH Closing.

“Closing Balance Sheet” means the consolidated unaudited statement of financial condition of B. Riley & Co., LLC as of immediately prior to the First Closing, prepared in accordance with GAAP consistently applied with the Seller Financial Statements.

“Closing Date” means any of the First Closing Date, the RIM Closing Date and the BRH Closing Date.

“Closing Net Working Capital” means (i) the aggregate dollar amount of all current assets of B. Riley & Co., LLC set forth on a Net Working Capital Calculation Schedule as of immediately prior to the First Closing, minus (ii) the aggregate dollar amount of all current liabilities of B. Riley & Co., LLC set forth on such Net Working Capital Calculation Schedule as of immediately prior to the First Closing, plus or minus (iii) the additional adjustments contemplated by the form of Net Working Capital Calculation Schedule attached hereto, minus (iv) the Phantom/Profit/Special Payment Liability (as defined on the form of Net Working Capital Calculation Schedule attached hereto) plus (iv) the BRAM/RIM Credit (as defined on the form of Net Working Capital Calculation Schedule attached hereto) in each case as defined by and determined in accordance with GAAP consistently applied with the Seller Financial Statements and calculated in the same manner as set forth on the form of Net Working Capital Calculation Schedule attached hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Nondisclosure and Non-Use Agreement, dated as of March 25, 2014, by and between Parent and BRC.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Debt Repayment” means the repayment of certain Indebtedness of Parent pursuant to the Debt Repayment Agreements.

“Debt Repayment Agreement” means those certain letter agreements, dated on or about the date hereof, by and between Parent and each of Andrew Gumaer and Harvey Yellen.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLCA” means the Delaware Limited Liability Company Act.

“Employee Profit Distribution Plans” means (i) that certain Second Amended and Restated 2008 Employee Profit Distribution Plan, as amended, of B. Riley & Co., LLC and (ii) that certain 2012 Profit Distribution Plan, as amended, of B. Riley & Co., LLC.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, neither restrictions on transferability imposed by foreign, federal or state securities laws nor the grant of a non-exclusive license to Intellectual Property Rights in the Ordinary Course of Business shall constitute an Encumbrance.

“Environmental Law” means any federal, state or local Laws relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means an escrow agent to be mutually agreed by Parent and Seller.

“Escrow Agreement” means an agreement in a form mutually agreed upon by Parent and Seller governing the terms of the Escrow Fund.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing” means the latest to occur of the First Closing Date, and the BRH Closing.

“Final Closing Date” means the latest to occur of the First Closing Date, the RIM Closing Date and the BRH Closing Date.

“FINRA” means the Financial Industry Regulatory Authority.

“Fundamental Representations” means, with respect to the Seller Group, the representations and warranties set forth in Section 2.1 (Due Organization; Organizational Documents), Section 2.2 (Authority; Binding Nature of Agreement), Section 2.4 (Capitalization), Section 2.19 (Tax Matters) and Section 2.25 (Financial Advisor), and with respect to Parent, the representations and warranties set forth in Section 4.1 (Due Organization), Section 4.2 (Authority; Binding Nature of Agreement), Section 4.5 (Capitalization) and Section 4.28 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority, including the SEC, FINRA and any SRO.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

“Indebtedness” means, without duplication, (i) the principal amount of any outstanding indebtedness for borrowed money (as defined by and determined in accordance with GAAP), (ii) obligations for deferred purchase price of property or services, (iii) obligations evidenced by notes, bonds, debentures or other similar instruments or arising out of indentures, (iv) obligations as lessee that would be required to be capitalized in accordance with GAAP, and (v) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, in each case including any interest accrued thereon and any penalties or premiums that may be due upon repayment of such indebtedness.

“Indemnified Taxes” means (i) Taxes of any Seller Group Company for all Pre-Closing Tax Periods, (ii) Taxes incurred by Seller Group Company as a result of the transactions contemplated by this Agreement, (iii) Taxes of any Person imposed on any Seller Group Company as a transferee or successor, by Contract (other than pursuant to a commercial Contract entered into in the ordinary course of business whose principal purpose is not the allocation of responsibility for Taxes), or by operation of Law, which Taxes relate to an event or circumstance occurring before the applicable Closing, and (iv) Taxes of the Seller or any of its Affiliates (excluding the Seller Group Companies); provided, however, Taxes described in clause (i) shall constitute Indemnified Taxes solely to the extent such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the “Closing Balance Sheet” (rather than in any notes thereto) and taken into account in the determination of Closing Net Working Capital.

“Intellectual Property Rights” means any and all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology and other proprietary rights and processes.

“Interim Financials” means the statement of financial condition and the unaudited statement of operations and other comprehensive income of B. Riley & Co., LLC for and at the three month period ended on the Balance Sheet Date.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Seller Group, the actual knowledge of a particular fact, circumstance, event or other matter in question of any of Bryant Riley, Thomas Kelleher, Michael McCoy and Allison Petchenick, any other officer, director, manager, general partner or comparable Person of any Seller Group Company and of any other individuals that may, between the date of this Agreement and the Final Closing Date, succeed to any of the duties of the aforementioned individuals; and, with respect to Parent, Phillip J. Ahn, Harvey M. Yellen, Andrew Gumaer, Mark Naughton and Howard E. Weitzman, any other officer, director, manager, general partner or comparable Person of Parent and of any other individuals that may, between the date of this Agreement and the Final Closing Date, succeed to any of the duties of the aforementioned individuals.

“Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, directives, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees (and any regulations promulgated under any of the foregoing), and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and supranational bodies, rules of common law, customary law and equity and all civil or other codes, applicable to the assets, properties and business of the applicable Person, including any rules or regulations of FINRA.

“Legal Proceeding” means any action, arbitration, dispute, audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority or arbitrator.

“Liabilities” means debts, liabilities, Taxes and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract.

“Losses” means any and all out-of-pocket costs, expenses, judgments, penalties, fines, fees, settlements, losses or damages (whether direct, indirect, incidental or consequential), interest, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor; provided that, for the avoidance of doubt, Losses shall not include any exemplary or punitive damages or losses calculated on a multiple of earnings or similar formulation.

“Net Working Capital Calculation Schedule” means a schedule in the form attached hereto.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Ordinary Course of Business” means a course of business that is in the ordinary course of the applicable entity’s business and consistent with its past practices.

“Parent Common Stock” means Parent’s common stock, par value $0.0001.

“Parent Disclosure Schedule” a document of even date herewith delivered by Parent to Seller prior to the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by subsection) of the representations and warranties in this Agreement.

“Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event or occurrence that has had, or could reasonably be expected to have, a material adverse effect on the (i) business, assets, properties, results of operation or financial condition of Parent and its Subsidiaries taken as a whole or (ii) ability of the Parent to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Parent Material Adverse Effect: (i) changes in general economic conditions, (ii) changes affecting the applicable Parent’s industry generally, (iii) acts of war or terrorism, or (iv) changes in Law or GAAP occurring after the Agreement Date (provided that in the case of clauses (i) through (iv), such change, effect, event, circumstance, or condition does not disproportionately affect Parent or its Subsidiaries in any material respect relative to similarly situated participants in the industry in which such entity operates).

“Parent Share Price” means $0.25, as adjusted for any Parent Adjustment Event.

“Permits” means any approvals, authorizations, consents, licenses, permits, waivers, certificates, registrations or other authorizations of a Governmental Authority.

“Permitted Encumbrances” means each of the following (a) defects in title, easements, permits, restrictive covenants and any similar encumbrances affecting title to property that, individually or in the aggregate, do not materially restrict or affect the current use and enjoyment of any material property or assets of the Seller Group Companies, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s or other similar Encumbrances which have arisen in the Ordinary Course of Business and which are with respect to any amounts not yet due and payable or that are being contested in good faith through appropriate proceedings, (c) Encumbrances for Taxes not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (d) statutory Encumbrances of landlords for amounts not yet due and payable and any unpaid, unmatured installment or installments of any assessment or assessments or any Governmental Authority having jurisdiction which may become due and payable after the applicable Closing, and (e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Phantom Equity Plans” means (i) that certain Second Amended and Restated 2008 Phantom Equity Plan, as amended, of B. Riley & Co., LLC and (ii) that certain 2012 Phantom Equity Plan, as amended, of B. Riley & Co., LLC.

“Pre-Closing Tax Period” means any taxable period ending at the end of or before the applicable Closing Date and the portion through the end of such Closing Date for any Straddle Period.

“Restricted Period” means the period of time (i) with respect to BRC and its Subsidiaries, from the First Closing Date, (ii) with respect to RIM and its Subsidiaries, from the RIM Closing Date and (iii) with respect to BRH and its Subsidiaries, from the BRH Closing Date, in each case until the date that is two (2) years from the First Closing Date.

“Reverse Stock Split” means a 1 for 20 reverse stock split of shares of Parent Common Stock.

“RIM Business” means the business of RIM and its Subsidiaries, as conducted as of the RIM Closing Date.

“RIM Securities” means all membership interests in RIM and any other equity securities of RIM (including, without limitation, all outstanding unexpired and unexercised options, warrants or other rights to acquire or receive any membership or other equity interest of RIM, or profits interests, profit participation or other similar rights with respect thereto, whether vested or unvested, if any).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means a document of even date herewith delivered by the Seller to Parent, Merger Sub I and Merger Sub II prior to the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by subsection) of the representations and warranties in this Agreement.

“Seller Group Company” means each member of the Seller Group Party, other than Seller.

“Seller Group Party” means each member of the Seller Group and each Seller Group Subsidiary.

“Seller Material Adverse Effect” means any change, circumstance, condition, development, effect, event or occurrence that has had, or could reasonably be expected to have, a material adverse effect on the (i) business, assets, properties, results of operation or financial condition of the Seller Group Companies taken as a whole or (ii) ability of the Seller Group to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Seller Material Adverse Effect: (i) changes in general economic conditions, (ii) changes affecting the applicable Seller Group Company’s industry generally, (iii) acts of war or terrorism, or (iv) changes in Law or GAAP occurring after the Agreement Date (provided that in the case of clauses (i) through (iv), such change, effect, event, circumstance, or condition does not disproportionately affect any Seller Group Company in any material respect relative to similarly situated participants in the industry in which such Seller Group Company operates).

“Seller Material Contract” means each Contract to which any Seller Group Company is a party: (i) which could require aggregate payments by or to any Seller Group Company, or involve an unperformed commitment or services having a value, in excess of $150,000 in any twelve (12)-month period; (ii) pursuant to which any Seller Group Company has made or will make loans or advances, or has incurred or will incur any Indebtedness (other than to any employees); (iii) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing; (iv) involving a partnership or joint venture; (v) involving restrictions relating to any Seller Group Company or its business with respect to the geographical area of operations or scope or type of business of any Seller Group Company or, other than in respect of confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business, any Seller Group Company’s right to hire or solicit any Person as an employee, consultant or independent contractor; (vi) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (vii) which involves the sale, issuance or repurchase of any securities or other ownership interest of any Seller Group Company; (xiii) with any Governmental Authority; (ix) containing a most favored nation or similar price-related provisions in favor of any customer or other counterparty; or (x) obligating any Seller Group Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party.

“Seller Group Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, Contracts or arrangements, and (iii) all employment, individual consulting or other compensation Contracts, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, recreation, pension contributions, loans, salary continuation, health, life insurance and educational assistance plans, policies, Contracts or arrangements, in each case, whether written or unwritten and whether or not subject to ERISA for the benefit of current or former employees, consultants, independent contractors or directors of any Seller Group Company or with respect to which any Seller Group Company has any direct or indirect obligation or Liability, contingent or otherwise.

“Seller Group Subsidiary” means any direct or indirect Subsidiary of any of the Seller Companies.

“SRO” means any domestic or foreign securities broker-dealer self-regulatory organization.

“Stock Purchase Agreement” means that certain Securities Purchase Agreement, dated on or about the date hereof, by and among Parent and certain other parties thereto.

“Stock Sale” means the sale of Parent Common Stock pursuant to the Stock Purchase Agreement.

“Straddle Period” means any taxable period that includes (but does not end on) the applicable Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which an entity (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Target Net Working Capital” means $3,000,000.

“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or similar levy, fee, impost duty or charge of whatever kind (including any interest, penalty or addition to the tax imposed in connection therewith or with respect thereto).

“Tax Return” means any return, report, information statement or other documentation, including any schedule or attachment thereto and any amendment thereof, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund, payment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by any governmental Tax authority.

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Willful Misrepresentation” means the act of an intentional misrepresentation, deceit, or concealment with the intention or with reckless disregard for the probable result of depriving a Person of property or legal rights or otherwise causing injury.

“Year-End Financials” means the audited statements of financial condition of B. Riley & Co., LLC and the audited statements of operations and other comprehensive income, cash flows and changes in member’s equity of B. Riley & Co., LLC at and for the fiscal years ended December 31, 2011, 2012 and 2013.

(a)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	Section 1.6(d)
Aggregate Escrow Balance	Section 8.9(b)
Aggregate Pending Claim Amount	Section 8.9(b)

Term	Section
Agreement	Preamble
Section 409A	Section 2.20(b)
Alternate Transaction	Section 5.10(a)
Basket	Section 8.4(a)
BRC	Preamble
BRH	Preamble
BRH Closing	Section 1.2(b)
BRH Closing Date	Section 1.2(b)
BRH Securities Purchase	Recitals
Cap	Section 8.4(b)
Certificate of Merger	Section 1.1(b)
Closing Statement	Section 1.6(b)
Closing Statement Rejection Notice	Section 1.6(c)
Company Returns	Section 2.19(a)
Contested Amount	Section 8.6(b)
Continuation Period	Section 5.12(a)
Continuing Employees	Section 5.12(a)
Covenanting Party	Section 5.1(a)
Effective Time	Section 1.1(b)
ERISA Affiliate	Section 2.20(d)
Escrow Fund	Section 1.4
Estimated Closing Net Working Capital	Section 1.6(a)
Estimated Closing Statement	Section 1.6(a)
Expiration Date	Section 8.1
Evaluation Date	Section 4.20
FINRA Approval	Section 1.1(b)
First Closing	Section 1.1(b)
First Closing Date	Section 1.1(b)
Form BD	Section 2.27(g)
Fundamental Representations Cap	Section 8.4(b)(i)
Indemnification Claim	Section 8.5
Escrow Fund	Section 1.4
Indemnifying Party	Section 8.4(b)(i)
Indemnitees	Section 8.3
Merger	Recitals
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Parent	Preamble
Parent Adjustment Event	Section 1.8
Parent Board	Section 4.2(c)
Parent Indemnitees	Section 8.2
Parent Material Permits	Section 4.15
Parent SEC Documents	Section 4.8

Term	Section
Pre-Closing Tax Contest	Section 5.16(d)
Parent Tax Return	Section 5.16(b)
Reference Date	Section 2.5
Regulatory Agreement	Section 2.27(c)
Related-Party Contract	Section 2.10(c)
RIM	Preamble
RIM Closing	Section 1.3(b)
RIM Closing Date	Section 1.3(b)
RIM Securities Purchase	Recitals
Rule 144	Section 3.8
Second Certificate of Merger	Section 1.1(b)
Second Merger	Recitals
Second Merger Effective Time	Section 1.1(b)
Section 280G Approval	Section 5.14
Seller	Preamble
Seller Companies	Preamble
Seller Financial Statements	Section 2.5
Seller Group	Preamble
Seller Group Properties	Section 2.13(a)
Seller Indemnitees	Section 8.3
Seller Tax Return	Section 5.16(a)
Special Committee	Section 4.2(c)
Survival Period	Section 8.1
Surviving Entity	Recitals
Surviving Entity I	Recitals
Surviving Entity I Common Stock	Section 1.1(f)(iii)
Takeover Statute	Section 2.26
Tax Contest	Section 5.16(d)
Tax Sharing Agreement	Section 2.19(e)
Unresolved Escrow Claim	Section 8.9(b)
Waived 280G Benefits	Section 5.14

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Bryant Riley:
By:	/s/ Bryant Riley
Name:	Bryant Riley

B. Riley and Co. Inc.

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Chairman

Riley Investment Management LLC

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Managing Member

B. Riley & Co. Holdings, LLC

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Member

Great American Group, Inc.

By:	/s/ Andrew Gumaer
Name:	Andrew Gumaer
Title:	Chairman and Chief Executive Officer

Darwin Merger Sub I, Inc.

By:	/s/ Phillip J. Ahn
Name:	Phillip J. Ahn
Title:	President and Treasurer

B. RILEY CAPITAL MARKETS, LLC

By:	/s/ Phillip J. Ahn
Name:	Phillip J. Ahn
Title:	President and Treasurer

[Acquisition Agreement Signature Page]